UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Q2 Holdings, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 28, 2017

Dear Stockholder:

You are cordially invited to attend this year's annual meeting of stockholders of Q2 Holdings, Inc. on June 8, 2017, at 11:00 a.m. Central Time.  The meeting will be held at our corporate headquarters located at 13785 Research Boulevard, Suite 150, Austin, Texas 78750.

Details regarding admission to the Annual Meeting and the business to be conducted at the Annual Meeting are described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Whether or not you plan to attend the meeting, your vote is very important and we encourage you to vote promptly. You may vote by either marking, signing and returning the enclosed proxy card or using telephone or internet voting. For specific instructions on voting, please refer to the instructions on your enclosed proxy card.  If you attend the meeting you will have the right to revoke the proxy and vote your shares in person.  If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from your brokerage firm, bank or other nominee to vote your shares.

We look forward to seeing you at the annual meeting.

Sincerely yours,

Matthew P. Flake
Chief Executive Officer

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

DATE	Thursday, June 8, 2017, at 11:00 a.m. Central Time

PLACE	Q2 Holdings, Inc. corporate headquarters, 13785 Research Boulevard, Suite 150, Austin, Texas 78750

PURPOSES	1. To elect three Class III directors to hold office for three-year terms or until their respective successors are elected and qualified, or their earlier death, resignation or removal;

2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017;

3. To vote on a non-binding basis to approve the compensation of our named executive officers;

4. To vote on a non-binding basis to approve the frequency of future advisory votes on the compensation of our named executive officers; and

5. To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

RECORD DATE
You can vote if you were a stockholder of record at the close of business on April 25, 2017. Attendance at the meeting is limited to stockholders or their proxy holders and company guests. Only stockholders or their valid proxy holders may address the meeting.

VOTING
You may vote your shares by submitting a proxy by Internet, by telephone, or by completing, signing, dating and returning the enclosed proxy card or by voting in person at the Annual Meeting. The proxy card describes your voting options in more detail. If for any reason you desire to revoke your proxy, you can do so at any time before it is voted.

MAILING	On or about April 28, 2017, we will mail to our stockholders a copy of this Proxy Statement, a proxy card, and our 2016 Annual Report.

For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices.

By order of the Board of Directors,

Barry G. Benton
Senior Vice President, General Counsel and Secretary

April 28, 2017
Austin, Texas

IMPORTANT:  Please vote your shares by submitting a proxy by Internet, by telephone, or by completing, signing, dating and returning the enclosed proxy card. The proxy card describes your voting options in more detail.  If you attend the meeting, you may choose to vote in person even if you have previously voted your shares.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 8, 2017.  We have attached a Proxy Statement and a copy of our 2016 Annual Report on Form 10-K.  A complete set of proxy materials relating to our annual meeting, consisting of the Notice of Annual Meeting, Proxy Statement, Proxy Card and Annual Report, is available on the Internet and may be viewed at www.proxyvote.com.

Attending the Meeting

The meeting will be held at Q2 Holdings, Inc.'s corporate headquarters located at 13785 Research Boulevard, Suite 150, Austin, Texas 78750.

•	Doors open at 10:30 a.m. Central Time.

•	Meeting starts at 11:00 a.m. Central Time.

•	Proof of Q2 Holdings, Inc. stock ownership and photo identification is required to attend the annual meeting.

•	The use of cameras and other recording devices is not allowed.

Questions

For Questions Regarding:	Contact:
Annual meeting	Q2 Investor Services investorrelations@q2ebanking.com

Stock ownership for registered holders	American Stock Transfer & Trust Company, LLC (800) 937-5449 (within the U.S. and Canada) or (718) 921-8124 (worldwide) or info@astfinancial.com

Stock ownership for beneficial holders	Please contact your broker, bank or other nominee

Voting for registered holders	Q2 Investor Services investorrelations@q2ebanking.com

Voting for beneficial holders	Please contact your broker, bank or other nominee

Q2 Holdings, Inc.

Q2 HOLDINGS, INC.
13785 RESEARCH BOULEVARD
SUITE 150
AUSTIN, TEXAS 78750

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 8, 2017

The board of directors of Q2 Holdings, Inc. is soliciting your proxy for the 2017 Annual Meeting of Stockholders to be held on June 8, 2017, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.  This Proxy Statement and related materials are first being mailed to stockholders on or about April 28, 2017.  References in this Proxy Statement to the "Company," "we," "our," "us" and "Q2" are to Q2 Holdings, Inc. and its consolidated subsidiaries, and references to the "annual meeting" are to the 2017 Annual Meeting of Stockholders.  When we refer to the Company's fiscal year, we mean the annual period ended on December 31, 2016.  This proxy statement covers our 2016 fiscal year, which was from January 1, 2016 through December 31, 2016, or fiscal 2016. Certain information contained in this Proxy Statement is incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed by the Company with the U.S. Securities and Exchange Commission, or SEC, on February 21, 2017.

SOLICITATION AND VOTING

Record Date

Only stockholders of record at the close of business on April 25, 2017 will be entitled to notice of and to vote at the meeting and any adjournment thereof.  At the close of business on April 25, 2017, a total of 40,942,827 shares of our common stock were outstanding and entitled to vote. Each share of common stock has one vote.

Quorum

A majority of the shares of common stock issued and outstanding as of the record date must be represented at the meeting, either in person or by proxy, to constitute a quorum for the transaction of business at the meeting.  Your shares will be counted towards the quorum if you submit a valid proxy (or one is submitted on your behalf by your broker or bank) or if you vote in person at the meeting.  Abstentions and "broker non-votes" (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) will each be counted as present for purposes of determining the presence of a quorum.

Vote Required to Adopt Proposals

Each share of our common stock outstanding on the record date is entitled to one vote on each of the three director nominees.  Each share of our common stock outstanding on the record date is entitled to one vote on each other matter.  For the election of directors, the nominees to serve as Class III directors will be elected by a plurality of the votes cast by the stockholders entitled to vote at the election.  You may vote "For" or "Withhold" with respect to each director nominee.  Votes that are withheld will be excluded entirely from the vote with respect to the nominee from which they are withheld and will have no effect on the election of directors.  With respect to the other proposals, approval of the proposal requires the affirmative vote of a majority in voting power of the shares present in person or represented by proxy and entitled to vote on the matter. For the advisory vote regarding the frequency of future stockholder advisory votes on the compensation of our named executive officers, the frequency receiving the highest number of votes from the holders of shares present in person or represented by proxy and entitled to vote thereon will be considered the frequency preferred by the stockholders. Because the votes on compensation of named executive officers and the frequency of future votes on executive compensation are advisory, they will not be binding upon our board of directors.

Effect of Abstentions and Broker Non-Votes

Broker non-votes occur when a beneficial owner of shares held in "street name" does not give instructions to the broker, bank or other nominee holding the shares as to how to vote on matters deemed "non-routine" by NYSE rules and regulations.  Broker non-votes, if any, and shares voted "Withhold" will have no effect on the election of directors. Broker non-votes, if any, and abstentions will have no effect on the advisory vote regarding the frequency of future stockholder advisory votes. For each of the other proposals, broker non-votes, if any, will not be counted in determining the number of votes cast and will have no effect on the approval of these proposals, but abstentions will have the same effect as negative votes. Proposal

No. 2 is a routine matter and no broker non-votes are expected to exist in connection with Proposal No. 2. If your shares are held in an account at a bank or brokerage firm, that bank or brokerage firm may vote your shares of common stock on Proposal No. 2 regarding ratification of our independent auditors, but will not be permitted to vote your shares of common stock with respect to Proposal Nos. 1, 3 and 4, unless you provide instructions as to how your shares should be voted.  If an executed proxy card is returned by a bank or broker holding shares which indicates that the bank or broker has not received voting instructions and does not have discretionary authority to vote on the proposals, the shares will not be considered to have been voted in favor of the proposals.  Your bank or broker will vote your shares on Proposal Nos. 1, 3 and 4 only if you provide instructions on how to vote by following the instructions they provide to you.  Accordingly, we encourage you to vote promptly, even if you plan to attend the annual meeting.  In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal.

Voting Instructions

If you complete and submit your proxy card or voting instructions, the persons named as proxies will follow your voting instructions.  If no choice is indicated on a signed and dated proxy card, the shares will be voted as the board recommends on each proposal as follows: "FOR" the election of each of the nominees named herein; "FOR" the ratification of the appointment of our independent auditors; "FOR" the approval of the compensation of our named executive officer; and, "FOR" advisory vote regarding executive compensation to be held EVERY 1 YEAR.  Many banks and brokerage firms have a process for their beneficial owners to provide instructions via telephone or the Internet.  The voting instruction form that you receive from your bank or broker will contain instructions for voting.

Depending on how you hold your shares, you may vote in one of the following ways:

Stockholders of Record:  You may vote by either marking, signing and returning the enclosed proxy card or using telephone or Internet voting.  You may also vote in person at the annual meeting.

Beneficial Stockholders:  Your bank, broker or other holder of record will provide you with a voting instruction form for you to use to instruct them on how to vote your shares.  Check the instructions provided by your bank, broker or other holder of record to see which voting options are available to you.  However, since you are not the stockholder of record, you may not vote your shares in person at the annual meeting unless you request and obtain a valid, "legal" proxy from your bank, broker or other agent.

Votes submitted by telephone or via the Internet must be received by 11:59 p.m. Eastern Time on June 7, 2017.  Submitting your proxy by mail or telephone or via the Internet will not affect your right to vote in person should you decide to attend the annual meeting in person.

If you are a stockholder of record, you may revoke your proxy and change your vote at any time before the polls close by returning a later-dated proxy card, by voting again by Internet or telephone as more fully detailed in your proxy card or by delivering written instructions to the Corporate Secretary before the annual meeting. Attendance at the annual meeting will not in and of itself cause your previously voted proxy to be revoked unless you specifically so request or vote again at the annual meeting.  If your shares are held in an account at a bank, brokerage firm or other agent, you may change your vote by submitting new voting instructions to your bank, brokerage firm or other agent, or, if you have obtained a "legal" proxy from your bank, brokerage firm or other agent giving you the right to vote your shares, by attending the annual meeting and voting in person.

Solicitation of Proxies

We will bear the cost of soliciting proxies.  In addition to soliciting stockholders by mail, we will request banks, brokers and other intermediaries holding shares of our common stock beneficially owned by others to obtain proxies from the beneficial owners and will reimburse them for their reasonable, out-of-pocket costs for forwarding proxy and solicitation material to the beneficial owners of common stock.  We may use the services of our officers, directors and employees to solicit proxies, personally or by telephone, without additional compensation.

Voting Results

We will announce preliminary voting results at the annual meeting.  We will report final results in a Form 8-K report filed with the SEC.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

We have a classified board of directors consisting of three Class I directors, three Class II directors and three Class III directors.  At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire at the annual meeting date.

The term of the Class III directors, R. Lynn Atchison, Charles T. Doyle and Carl James Schaper, will expire on the date of the 2017 annual meeting.  Accordingly, three persons are to be elected to serve as Class III directors of the board of directors at the meeting.  The board's nominees for election by the stockholders to those three positions are the three current Class III members of the board of directors, R. Lynn Atchison, Charles T. Doyle and Carl James Schaper.  If elected, each nominee will serve as a director until our 2020 annual meeting of stockholders and until their respective successors are elected and qualified, or their earlier death, resignation or removal.  If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as we may designate.  The proxies cannot vote for more than three persons.

The three nominees for Class III director receiving the highest number of votes of shares of common stock will be elected as Class III directors.  A "Withhold" vote will have no effect on the outcome of the vote. Broker non-votes will have no effect on the outcome of the vote.

We believe that each of our directors has demonstrated business acumen, ethical integrity and an ability to exercise sound judgment as well as a commitment of service to us and our board of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF R. LYNN ATCHISON, CHARLES T. DOYLE, AND CARL JAMES SCHAPER AS CLASS III DIRECTORS.  PROXIES WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

The names of our directors who will continue in office until the 2018 and 2019 annual meetings of stockholders, as well as the nominees for Class III directors to be elected at this meeting, and certain information about them as of April 28, 2017 is set forth below.  Also set forth below are the specific experience, qualifications, attributes or skills that led our nominating and corporate governance committee to conclude that each person should serve as a director.

Name	Position	Age	Director Since
Class I Directors Whose Terms Expire at the 2018 Annual Meeting of Stockholders:
Michael M. Brown	Director	45	2013
Jeffrey T. Diehl	Director	47	2007
Matthew P. Flake	Chief Executive Officer and Director	45	2013
Class II Directors Whose Terms Expire at the 2019 Annual Meeting of Stockholders:
Michael J. Maples, Sr.	Director	74	2012
James R. Offerdahl	Director	60	2010
R. H. "Hank" Seale, III	Executive Chairman	54	2005
Class III Directors Nominated for Election at the 2017 Annual Meeting of Stockholders:
R. Lynn Atchison	Director	57	2017
Charles T. Doyle	Director	82	2011
Carl James Schaper	Lead Independent Director	65	2011

Directors Continuing in Office until the 2018 Annual Meeting of Stockholders

Michael M. Brown has been a member of our board of directors since March 2013. Mr. Brown is a General Partner at Battery Ventures, a private equity and venture capital firm focused on technology companies, which he joined in December 1998. Mr. Brown currently serves on a number of private company boards and has previously served on several private and publicly-traded company boards. Mr. Brown was previously a member of the High Technology Group at Goldman, Sachs &

Co., or Goldman, from 1996 until 1998 and worked as a Financial Analyst within Goldman's Financial Institutions Group from 1994 until 1996. Mr. Brown holds a B.S. in Finance and International Business from Georgetown University. Mr. Brown's extensive experience advising growth-stage Internet and software companies, and his financial expertise, make him a valuable member of our board of directors and compensation, financial audit, information systems audit, or IS audit, and nominating and corporate governance committees.

Jeffrey T. Diehl has been a member of our board of directors since July 2007. Mr. Diehl is the Managing Partner of Adams Street Partners, LLC, a private equity firm, which he joined as a partner in November 2000. Mr. Diehl serves as a director of Paylocity Holding Corporation (Nasdaq: PCTY), a provider of payroll and human capital management software services, and various private companies. From 1997 until 2000, Mr. Diehl served as a Principal for the Parthenon Group, a strategy consulting and principal investing firm. Mr. Diehl holds an M.B.A. from Harvard Business School and a B.S. in Finance from Cornell University. Mr. Diehl's extensive experience as an investor in, and board member of, a variety of venture and growth-oriented companies in the software, IT-enabled business services and consumer Internet/media sectors brings valuable insight to our board of directors and compensation, financial audit and nominating and corporate governance committees.

Matthew P. Flake has served as the Chief Executive Officer of Q2 Software, Inc., our sole operating subsidiary, since December 2011 and as our Chief Executive Officer and a member of our board of directors since October 2013. Mr. Flake also served as our President from March 2008 until August 2016. From June 2005 until March 2008, Mr. Flake served as our Vice President of Sales. Mr. Flake previously served as a Regional Sales Director at S1 Corporation, a provider of Internet-based financial services solutions from 2002 until May 2005. Prior to that, Mr. Flake was a Regional Sales Manager for Q-Up Systems, Inc., a provider of interactive web-based solutions for community banks and credit unions from August 1999 until 2002. Mr. Flake holds a B.A. in Business from Baylor University. Mr. Flake's extensive experience in the community banking industry and his perspective as our head of sales for multiple years and current Chief Executive Officer make him a valuable member of our board of directors.

Directors Continuing in Office until the 2019 Annual Meeting of Stockholders

Michael J. Maples, Sr. has been a member of our board of directors since February 2012. Mr. Maples held various management positions at Microsoft Corporation, a software products and services company, from April 1988 to July 1995, including Executive Vice President of the Worldwide Products Group. As a member of the Office of the President at Microsoft from 1991 to his retirement in July 1995, Mr. Maples reported directly to the Chairman. Previously, Mr. Maples served as Director of Software Strategy for International Business Machines Corp., a technology and consulting corporation. Mr. Maples currently serves on the board of directors of Lexmark International, Inc., a privately held laser printer and enterprise software company. Mr. Maples holds an M.B.A. from Oklahoma City University and a B.S. in Electrical Engineering from the University of Oklahoma. Mr. Maples' extensive management and financial experience in technology companies and corporate governance experience through service on other boards of directors make him a valuable member of our board of directors, IS audit and compensation committees.

James R. Offerdahl has been a member of our board of directors since December 2010. Mr. Offerdahl currently serves as Chief Financial Officer of Bazaarvoice, Inc., a provider of online rating and review solutions to brands and retailers worldwide, which he joined in January 2013. Mr. Offerdahl served as the Chief Financial Officer and Vice President of Administration of Convio, Inc., a provider of on-demand constituent engagement solutions, from February 2005 until it was acquired by Blackbaud, Inc. in May 2012. From August 2001 to April 2004, Mr. Offerdahl was President and Chief Executive Officer of Traq-Wireless, Inc., a provider of on-demand mobile resource management software and services. From 1998 to 2001, Mr. Offerdahl served as Chief Operating Officer and Chief Financial Officer of Pervasive Software, Inc., a developer and marketer of data management solutions, and as Chief Financial Officer from 1996 to 1998. From 1993 to 1996, Mr. Offerdahl was the Chief Financial Officer and Vice President of Administration of Tivoli Systems, Inc., a developer and marketer of systems management software, which was acquired by International Business Machines Corp. in March 1996. Mr. Offerdahl holds an M.B.A. in Management and Finance from the University of Texas at Austin and a B.S. in Accounting from Illinois State University. Mr. Offerdahl's extensive experience managing technology and software companies and his financial expertise make him a valuable member of our board of directors and financial audit committee.

R. H. "Hank" Seale, III is our founder and Executive Chairman of our board of directors and has overseen our growth from inception. Mr. Seale served as our Chief Executive Officer from March 2005 until October 2013, and as our President from March 2005 until March 2008. Mr. Seale previously founded Q-Up Systems, Inc. in 1997, serving as Chairman and Chief Executive Officer until its sale in April 2000 to S1 Corporation. Mr. Seale served as Chief Executive Officer of S1 Corporation's Community and Regional Solutions Group from April 2000 until August 2001. In February 1991, Mr. Seale co-founded Regency Voice Systems, a provider of voice banking solutions to community banks, which was acquired by

Transaction System Architects in May 1997. Mr. Seale currently serves on the board of directors of CoreTrac, Inc. and RealMassive, Inc., both privately held companies, and is President of Seale, Inc., the general partner of R.H.S. Investments-I, L.P. Mr. Seale holds a B.S. in Agricultural Economics from Texas Tech University. Mr. Seale's perspective as our founder, former Chief Executive Officer, and a successful entrepreneur in the community banking and credit union industries make him a valuable member of our board of directors and IS audit committee.

Nominees for Election to a Three-Year Term Expiring at the 2020 Annual Meeting of Stockholders

R. Lynn Atchison has been a member of our board of directors since March 2017. Ms. Atchison currently serves as Chief Financial Officer of Spredfast, Inc., a social marketing software provider, which she joined in February 2017. Ms. Atchison served as the Chief Financial Officer of HomeAway, Inc., a provider of online vacation rental services, from August 2006 until March 2016 shortly after it was acquired by Expedia, Inc. From February 2004 to August 2006, Ms. Atchison was Chief Financial Officer of Infoglide Software Corporation, an enterprise software provider. From October 2003 to January 2004, Ms. Atchison worked as a business consultant for Range Online Media, an Internet marketing firm. From May 1996 to April 2003, Ms. Atchison served as Chief Financial Officer and Vice President of Finance and Administration of Hoover's, Inc., a provider of online business information. From November 1994 to April 1996, Ms. Atchison served as Chief Financial Officer of Travelogix, Inc., a provider of travel ticketing systems software. From May 1990 to November 1994, Ms. Atchison worked as a consultant providing controller functions for software, technology and non-profit organizations, including Trilogy Development, a provider of sales automation software, and Austin American Technology. Ms. Atchison holds a B.B.A. in Accounting from Stephen F. Austin State University. Ms. Atchison's extensive experience managing technology and software companies and her financial expertise make her a valuable member of our board of directors.

Charles T. Doyle has been a member of our board of directors since May 2011. Mr. Doyle is a former member of the board of directors of Visa Inc., Visa U.S.A., and Visa International. He also previously served on the boards of directors of a number of private companies in the payments industry. Among his many banking affiliations over the years, Mr. Doyle served as the first community banker on the Federal Advisory Council to the Board of Governors of the Federal Reserve and as a Director of the Federal Reserve Bank in Dallas, Texas. He is a past president and former member of the board of directors of Independent Community Bankers Association of America, served on the Advisory Board of the Southwestern School of Banking at Southern Methodist University, and is a former board member of the Texas Tech University School of Banking. Mr. Doyle co-founded and served six years as Chairman of ICBA Bancard, Inc., a national credit card network of community banks. He currently serves as the chairman emeritus of the board of directors of Texas First Bank and has served as the chairman of the board of directors of Texas Independent Bancshares, Inc. since July 1979. He is also a member of the board of directors of the Independent Bankers Association of Texas Education Foundation. Mr. Doyle holds an M.B.A. from the University of Houston and a B.B.A. from the University of Oklahoma. Mr. Doyle's distinguished career in government and in the payments and banking industries makes him a valuable member of our board of directors and financial audit, IS audit and nominating and corporate governance committees.

Carl James Schaper has been a member of our board of directors since December 2011. Mr. Schaper currently serves on the board of directors of BMC Software, Inc., a privately held IT management solutions company. Since December 2010, Mr. Schaper has served as Chairman of the board of directors of Infor Global Solutions, a privately held provider of business software and solutions, which he founded in February 2002. Prior to that, Mr. Schaper served as Chairman, President and Chief Executive Officer of Infor from February 2002 to December 2010. Since January 2000, Mr. Schaper has been an Operating Partner of Golden Gate Capital, a private equity firm. Mr. Schaper also serves on the boards of directors of Attachmate Corp., the University of South Carolina Garnet Way Council and the University of South Carolina Educational Foundation. Mr. Schaper also held the roles of Chairman and Chief Executive Officer of Primis Corporation, Chief Operating Officer of Medaphis Corporation, and Chief Operating Officer of Dun and Bradstreet Software Services, Inc. Mr. Schaper holds a B.A. in Journalism from the University of South Carolina. Mr. Schaper's extensive management experience in the software and technology marketplace provides valuable industry knowledge and management experience to our board of directors and compensation and nominating and corporate governance committees.

CORPORATE GOVERNANCE

Director Independence

Our board of directors has determined that each of Ms. Atchison and Messrs. Brown, Diehl, Doyle, Maples, Offerdahl and Schaper is an "independent director" for purposes of the New York Stock Exchange, or NYSE, listing standards and Rule 10A-3(b)(1) under the Exchange Act of 1934, as amended, or the Exchange Act, as the term relates to membership on the board of directors.

For a director to be considered independent, our board of directors must determine that the director does not have any direct or indirect material relationships (including vendor, supplier, consulting, legal, banking, accounting, charitable and family relationships) with us, other than as a director and a stockholder. NYSE listing standards set forth certain circumstances in which a director may not be deemed independent, including certain relationships that exist at the time of the determination or during the prior three years. Under these NYSE listing standards, Messrs. Flake and Seale could not be independent because they are Q2 employees.

With respect to our non-employee directors, our board of directors considered all relevant facts and circumstances in making its determinations of independence, including the following:

•	none of our non-employee directors receives any direct compensation from us other than under the director compensation plan;

•	no immediate family member (within the meaning of the NYSE listing standards) of any non-employee director is an employee or otherwise receives direct compensation from us;

•
no non-employee director is an employee of our independent registered public accounting firm and no non-employee director (or any of their respective immediate family members) is a current partner of our independent registered public accounting firm, or was within the last three years, a partner or employee of our independent registered public accounting firm and personally worked on our audit;

•	no non-employee director is a member, partner or principal of any law firm, accounting firm or investment banking firm that receives any consulting, advisory or other fees from us;

•
none of our executive officers is on the compensation committee of the board of directors of a company that employs any of our non-employee directors (or any of their respective immediate family members) as an executive officer;

•
no non-employee director (or any of their respective immediate family members) is indebted to us and we are not indebted to any non-employee director (or any of their respective immediate family members);

•	no non-employee director serves as an executive officer of a charitable or other tax-exempt organization that received contributions from us; and

•	the transactions described below under "Certain Relationships and Related Transactions."

Board of Directors Leadership Structure

The board of directors has adopted corporate governance guidelines to promote the functioning of the board and its committees.  These guidelines address board composition, board functions and responsibilities, qualifications, leadership structure, committees and meetings.

Our Corporate Governance Guidelines do not contain a policy mandating the separation of the offices of the Chairman of the Board and the Chief Executive Officer, and the board is given the flexibility to select its Chairman and our Chief Executive Officer in the manner that it believes is in the best interests of our stockholders. Accordingly, the Chairman and the Chief Executive Officer may be filled by one individual or two. The board has chosen to separate the positions of Chairman of the Board and Chief Executive Officer. We believe this structure is optimal for us because it avoids any duplication of effort between the Chairman and the Chief Executive Officer and permits our Chief Executive Officer to focus his efforts on the day-to-day management of the Company. This separation provides strong leadership for the board and the Company through the Chairman, while also positioning our Chief Executive Officer as our leader in the eyes of our employees and other stakeholders. Our board of directors has also designated a Lead Independent Director as described below. The board may reconsider the best board leadership structure for us from time to time.

Risk Management

Our risk management function is overseen by our board of directors. Through our management reports and company policies, such as our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and our financial audit committee's, IS audit committee's and compensation committee's review of financial and other risks, we keep our board of directors apprised of material risks and provide our directors access to all information necessary for them to understand and evaluate how these risks interrelate, how they affect us and how our management addresses those risks. Mr. Flake, as our Chief Executive Officer, works with our independent directors and with management when material risks are identified by the board of directors or management to address such risk. If the identified risk poses an actual or potential conflict with management, our independent directors would conduct an assessment by themselves.

Executive Sessions and Lead Independent Director

Non-management directors generally meet in executive session each time the board of directors holds a regularly scheduled meeting. The board's policy is to hold executive sessions without the presence of management as a part of all regular board meetings, and, in any event, at least twice during each calendar year.  The Company's Corporate Governance Guidelines provide that a non-management independent director shall be chosen to preside at each executive session.

The board of directors has elected a non-management director to serve in a lead capacity to coordinate the activities of the other non-management directors, and to perform any other duties and responsibilities that the board of directors may determine. Mr. Schaper was elected to serve as Lead Independent Director effective December 11, 2013.

The role of the Lead Independent Director includes:

•	presiding at non-management executive sessions, with the authority to call meetings of the independent directors;

•	presiding at executive sessions;

•	functioning as principal liaison on board-wide issues between the independent directors and the Chairman; and

•	if requested by stockholders, ensuring that he/she is available, when appropriate, for consultation and direct communication.

Meetings of the Board of Directors and Committees

The board of directors held nine meetings during the fiscal year ended December 31, 2016.  The board of directors has four standing committees:  a compensation committee, a financial audit committee, an IS audit committee and a nominating and corporate governance committee.  During the last fiscal year, each of our directors attended at least 75% of the total number of meetings of the board and all of the committees of the board on which such director served during that period.

The following table sets forth the standing committees of the board of directors and the members of each committee as of the date that this Proxy Statement was first made available to our stockholders:

Name	Compensation	Financial Audit	Information Systems Audit	Nominating and Corporate Governance
Michael M. Brown	X	X	X	X
Jeffrey T. Diehl	X	X		X
Charles T. Doyle		X	Chair	X
Michael J. Maples, Sr.	X		X
James R. Offerdahl		Chair
Carl James Schaper	Chair			Chair
R. H. "Hank" Seale, III			X

Compensation Committee

The members of the compensation committee are Messrs. Brown, Diehl, Maples and Schaper, each of whom is a non-employee member of our board of directors.  Mr. Schaper serves as the chairperson of the compensation committee.  Our board of directors has determined that each member of our compensation committee is independent under the applicable NYSE listing standards and SEC rules and regulations, is a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act, and is an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code.

The functions of the compensation committee include:

•	reviewing and approving corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers;

•	reviewing and approving the salaries, bonuses, incentive compensation, equity awards, benefits and perquisites of our Chief Executive Officer and other executive officers;

•	recommending the establishment and terms of our incentive compensation plans and equity compensation plans, and administering such plans;

•	recommending compensation programs for the non-executive officer members of our board of directors;

•	preparing disclosures regarding executive compensation and any related reports required by the rules of the SEC;

•	making and approving grants of options and other equity awards to all executive officers, directors and all other eligible individuals; and

•	reviewing and evaluating, at least annually, its own performance and the adequacy of its charter.

The compensation committee and board of directors believes that attracting, retaining and motivating our employees, and particularly the company's senior management team and key operating personnel, are essential to Q2's performance and enhancing stockholder value. The compensation committee will continue to administer and develop our compensation programs in a manner designed to achieve these objectives.

The compensation committee reviews and recommends policies relating to compensation and benefits of our executive officers and employees. The compensation committee reviews and approves corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives, and recommends the compensation of these officers based on such evaluations. The compensation committee also administers the issuance of stock options and other awards under our equity compensation plans. In fulfilling its responsibilities, the compensation committee may delegate any or all of its responsibilities to one or more subcommittees composed of one or more members of the compensation committee.

In October 2013, the compensation committee selected Compensia, Inc., or Compensia, to provide independent compensation consulting support. Compensia has provided market information on compensation trends and practices and makes compensation recommendations based on competitive data of a peer group of companies.  Compensia is also available to perform special projects at the compensation committee's request.  Compensia provides analyses and recommendations that inform the compensation committee's decisions, but does not decide or approve any compensation actions. As needed, the compensation committee also consults with Compensia on other compensation-related matters, which for fiscal year 2016 included a review of company-wide equity incentive plan grant practices and guidelines and assessing compensation of the non-executive officer members of our board of directors. For additional information regarding compensation consulting services provided by Compensia to the compensation committee see "Compensation Discussion and Analysis - Executive Compensation-Setting Process" elsewhere in this Proxy Statement.

The compensation committee held five meetings during the fiscal year ended December 31, 2016.

Financial Audit Committee

The members of the financial audit committee are Messrs. Brown, Diehl, Doyle and Offerdahl, each of whom is a non-employee member of our board of directors. Mr. Offerdahl serves as the chair of the financial audit committee. Our board of directors determined that each of Messrs. Brown, Diehl, Doyle and Offerdahl is independent under the applicable NYSE listing standards and SEC rules and regulations. Our board of directors also determined that each of Messrs. Brown, Diehl, Doyle and Offerdahl meet the requirements for financial literacy and sophistication under the applicable NYSE listing standards and SEC rules and regulations, and that Mr. Offerdahl qualifies as an "audit committee financial expert," under the applicable NYSE listing standards and SEC rules and regulations.

The functions of the financial audit committee include:

•	appointing, compensating, retaining and overseeing our independent auditors;

•	approving the audit and non-audit services to be performed by our independent auditors;

•	reviewing, with our independent auditors, all critical accounting policies and procedures;

•	reviewing and discussing with management and the independent auditor our annual audited financial statements and any certification, report, opinion or review rendered by the independent auditor;

•	reviewing with management and the independent auditor the adequacy and effectiveness of our internal control structure and procedures for financial reports;

•
reviewing and investigating conduct alleged to be in violation of our code of conduct and establishing procedures for our receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	preparing the Report of the Financial Audit Committee required in our annual proxy statement;

•
reviewing the appointment, organization, budget, staffing and charter of the internal audit function, and the annual internal audit plan, and reviewing with management any reports of the internal audit function; and

•	reviewing and evaluating, at least annually, its own performance and the adequacy of its charter.

 The financial audit committee held eight meetings during the fiscal year ended December 31, 2016.  Additional information regarding the financial audit committee is set forth in the Report of the Financial Audit Committee immediately following Proposal No. 2.

Information Systems Audit Committee

The members of the IS audit committee are Messrs. Brown, Doyle, Maples and Seale. Mr. Doyle serves as the chair of the IS audit committee.

The functions of the IS audit committee include:

•	monitoring and oversight of response to, and compliance with, regulatory requirements, requests and orders;

•	overseeing the adequacy, efficacy, and implementation of our compliance audit plan;

•	approving and overseeing our major information systems projects that establish and prioritize information systems standards and overall performance;

•	reviewing the adequacy and allocation of our information systems resources in terms of funding, personnel, equipment and service levels;

•	reviewing, discussing with management and overseeing the implementation, monitoring and testing of our information systems security program and business continuity plan; and

•	reviewing and evaluating, at least annually, its own performance and the adequacy of its charter.

 The IS audit committee held four meetings during the fiscal year ended December 31, 2016.

Nominating and Corporate Governance Committee

The members of the nominating and corporate governance committee are Messrs. Brown, Diehl, Doyle and Schaper.  Mr. Schaper serves as the chairperson of the nominating and corporate governance committee. Our board of directors determined that each of Messrs. Brown, Diehl, Doyle and Schaper is independent under the applicable NYSE listing standards and SEC rules and regulations.

The functions of the nominating and corporate governance committee include:

•	assisting our board of directors in identifying qualified director nominees and recommending nominees for each annual meeting of stockholders;

•	developing, recommending and reviewing corporate governance principles applicable to us;

•	consulting with our financial audit committee regarding, and periodically reviewing, our code of business conduct and ethics;

•	assisting our board of directors in its evaluation of its performance and the performance of each of its committees; and

•	reviewing and evaluating, at least annually, its own performance and the adequacy of its charter.

The nominating and corporate governance committee held two meetings during the fiscal year ended December 31, 2016.

Director Nominations

Our nominating and corporate governance committee is responsible for, among other things, assisting our board of directors in identifying qualified director nominees and recommending nominees for each annual meeting of stockholders. In addition, our nominating and corporate governance committee has the authority to consider candidates for the board of directors recommended by stockholders and to determine the procedures with respect to such stockholder recommendations. The nominating and corporate governance committee's goal is to assemble a board that brings to our company a diversity of experience in areas that are relevant to our business and that complies with the NYSE listing standards and applicable SEC rules and regulations. While we do not have a formal diversity policy for board membership, the nominating and corporate governance committee generally considers the diversity of nominees in terms of knowledge, experience, background, skills, expertise and other demographic factors.  When considering nominees for election as directors, the nominating and corporate governance committee reviews the needs of the board for various skills, background, experience and expected contributions and the qualification standards established from time to time by the nominating and corporate governance committee.  The nominating and corporate governance committee believes that directors must also have an inquisitive and objective outlook and mature judgment.  Director candidates must have sufficient time available in the judgment of the nominating and corporate governance committee to perform all board and committee responsibilities.  There are no differences in the manner in which our nominating and corporate governance committee evaluates candidates for the board of directors recommended by stockholders. Members of the board of directors are expected to rigorously prepare for, attend and participate in all meetings of the board and applicable committee meetings.

Other than the foregoing and the applicable rules regarding director qualification, there are no stated minimum criteria for director nominees.  Under the NYSE listing standards, at least a majority of the members of the board must meet the definition of "independence" and at least one director must have accounting or related financial management expertise, as determined by the board of directors in its business judgment. The nominating and corporate governance committee also believes it appropriate for our Chief Executive Officer to participate as a member of the board of directors.

The nominating and corporate governance committee will evaluate annually the current members of the board whose terms are expiring and who are willing to continue in service against the criteria set forth above in determining whether to recommend these directors for election. The nominating and corporate governance committee will assess regularly the optimum size of the board and its committees and the needs of the board for various skills, background and business experience in determining if the board requires additional candidates for nomination.

Candidates for director nominations come to our attention from time to time through incumbent directors, management, stockholders or third parties. These candidates may be considered at meetings of the nominating and corporate governance committee at any point during the year. Such candidates are to be evaluated against the criteria set forth above. If the nominating and corporate governance committee believes at any time that it is desirable that the board consider additional candidates for nomination, the committee may poll directors and management for suggestions or conduct research to identify possible candidates and may engage, if the nominating and corporate governance committee believes it is appropriate, a third-party search firm to assist in identifying qualified candidates.

Our bylaws permit stockholders to nominate directors for consideration at an annual meeting.  The nominating and corporate governance committee will consider director candidates validly recommended by stockholders. For more information regarding the requirements for stockholders to validly submit a nomination for director, see "Stockholders Proposals or Nominations to Be Presented at Next Annual Meeting" elsewhere in this Proxy Statement.

Compensation of Directors

On February 19, 2014 we adopted a director compensation policy which was most recently amended on December 7, 2016. Under the director compensation policy as in effect during fiscal 2016 up to the December 2016 amendment, each non-executive officer director received an annual cash fee of $30,000 and an annual equity award of $62,500 in stock options and an annual equity award of $62,500 in restricted stock units, or RSUs. The number of options shares was determined by dividing the applicable stated dollar amount above by the fair market value of our common stock on the date of grant. These options were granted subject to monthly vesting over three years, provided that the director continues to serve as a director through such vesting dates. The number of RSU shares was determined by converting the number of shares underlying the annual stock option grant into an equivalent number of RSU shares using our then-applicable ratio of RSUs to options, which ratio would not exceed one-for-one. In the event that the RSU-to-option ratio would exceed 1 RSU:1 option upon the issuance of RSUs, then the number of RSUs to be issued would be reduced so as to maintain a ratio of 1 RSU:1 option, and options would be granted in place of any such reduced RSUs. These RSUs vest quarterly over three years, provided that the director continues to serve as a director through such vesting dates. Directors received an additional $5,000 annually for serving on our financial audit committee, an additional $4,000 annually for serving on our compensation committee, an additional $2,500 annually for serving on our nominating and corporate governance committee and an additional $4,000 annually for serving on our IS audit committee. The Chairman of our board of directors received an additional $60,000 annually, the chairman of our financial audit committee received an additional $15,000 annually, the chairman of our compensation committee received an additional $10,000 annually, the chairman of our nominating and corporate governance committee received an additional $5,000 annually, the chairman of our IS audit committee received an additional $10,000 annually and our Lead Independent Director received an additional $100,000 annually. The Chairman of our board of directors and our Lead Independent Director could elect to receive their annual fees as Chairman or Lead Independent Director, as applicable, in stock options and RSUs, in lieu of cash. If they elected to receive stock options and RSUs in lieu of cash, the number of stock options they would be entitled to receive would equal half of their annual fee divided by the fair market value of our common stock on the date of grant. The number of RSUs they would be entitled to receive would be determined by converting the number of shares underlying their respective Chairman and Lead Independent Director stock option grants into an equivalent number of RSU shares using our then-applicable ratio of RSUs to options, which ratio shall not exceed one-for-one. In the event that the RSU-to-option ratio would exceed 1 RSU:1 option upon the issuance of RSUs, then the number of RSUs to be issued would be reduced so as to maintain a ratio of 1 RSU: 1 option, and options would be granted in place of any such reduced RSUs. Such stock options would vest monthly over 12 months and such RSUs would vest quarterly over 12 months, in each case provided that the director continues to serve as a director through such vesting dates. Non-executive officer members of our board of directors were reimbursed for travel and other out-of-pocket expenses in connection with attending meetings.

In December 2016, our board of directors amended the director compensation policy to provide that each non-executive officer director receives an annual cash fee of $30,000 and an annual equity award of $125,000 in RSUs. The number of RSU shares is determined by dividing $125,000 by the fair market value of our common stock on the date of grant. The RSUs will vest quarterly over 12 months, provided that the director continues to serve as a director through such vesting dates. Directors receive an additional $5,000 annually for serving on our financial audit committee, an additional $4,000 annually for serving on our compensation committee, an additional $2,500 annually for serving on our nominating and corporate governance committee and an additional $4,000 annually for serving on our IS audit committee. The Chairman of our board of directors receives an additional $60,000 annually, the chairman of our financial audit committee receives an additional $15,000 annually, the chairman of our compensation committee receives an additional $10,000 annually, the chairman of our nominating and corporate governance committee receives an additional $5,000 annually, the chairman of our IS audit committee receives an additional $10,000 annually and our Lead Independent Director receives an additional $20,000 annually. The Chairman of our board of directors and our Lead Independent Director can elect to receive their annual fees as Chairman or Lead Independent Director, as applicable, in RSUs, in lieu of cash, with the number of RSUs they would be entitled to receive determined by dividing the applicable stated dollar amount by the fair market value of our common stock on the date of grant. Such RSUs vest quarterly over 12 months, in each case provided that the director continues to serve as a director through such vesting dates. Non-executive officer members of our board of directors are reimbursed for travel and other out-of-pocket expenses in connection with attending meetings.

2016 Director Compensation Table

The following table sets forth information concerning the compensation earned during the last fiscal year by each director who received such compensation.  Our Chief Executive Officer did not receive additional compensation for his service as a director and, consequently, is not included in the table.  The compensation received by our Chief Executive Officer as an employee is presented in the "Summary Compensation Table" elsewhere in this Proxy Statement:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(8)		Stock Awards ($)(8)		Total ($)
R. H. "Hank" Seale, III(1)	$60,466	$34,374	(9)	$37,054	(10)	$131,894
Michael M. Brown(2)	45,500	23,733	(11)	25,046	(12)	94,279
Jeffrey T. Diehl(3)	41,500	23,733	(11)	25,046	(12)	90,279
Charles T. Doyle(4)	51,500	23,733	(11)	25,046	(12)	100,279
Michael J. Maples, Sr.(5)	38,000	23,733	(11)	25,046	(12)	86,779
James R. Offerdahl(6)	50,000	23,733	(11)	25,046	(12)	98,779
Carl James Schaper(7)	95,610	41,475	(13)	45,077	(14)	182,162

(1)
As of December 31, 2016, Mr. Seale had 22,571 shares underlying option awards outstanding, and 966 shares underlying unvested restricted stock units. Fees earned or paid in cash consist of a $30,000 annual fee for service on our board of directors, a $4,000 annual fee for service on our IS audit committee and a pro-rated annual fee of $26,466 earned in fiscal 2016 for service as Chairman of our board of directors from January 1, 2016 through June 9, 2016. Under our director compensation policy annual compensation amounts are paid on the date of each annual meeting of stockholders. Since the 2016 director compensation table reflects compensation for the calendar year of fiscal 2016, fees earned or paid in cash for Mr. Seale include only the pro-rated portion of his $60,000 annual Chairman fee earned in fiscal 2016.

(2)
As of December 31, 2016, Mr. Brown had 16,880 shares underlying option awards outstanding, and 750 shares underlying unvested restricted stock units. Fees earned or paid in cash consist of a $30,000 annual fee for service on our board of directors, a $5,000 annual fee for service on our financial audit committee, a $4,000 annual fee for service on our compensation committee, a $2,500 annual fee for service on our nominating and corporate governance committee and a $4,000 annual fee for service on our IS audit committee.

(3)
As of December 31, 2016, Mr. Diehl had 16,880 shares underlying option awards outstanding, and 750 shares underlying unvested restricted stock units. Fees earned or paid in cash consist of a $30,000 annual fee for service on our board of directors, a $5,000 annual fee for service on our financial audit committee, a $4,000 annual fee for service on our compensation committee and a $2,500 annual fee for service on our nominating and corporate governance committee.

(4)
As of December 31, 2016, Mr. Doyle had 29,380 shares underlying option awards outstanding, and 750 shares underlying unvested restricted stock units. Fees earned or paid in cash consist of a $30,000 annual fee for service on our board of directors, a $5,000 annual fee for service on our financial audit committee, a $2,500 annual fee for service on our nominating and corporate governance committee, a $4,000 annual fee for service on our IS audit committee and a $10,000 annual fee for service as the chairman of our IS audit committee.

(5)
As of December 31, 2016, Mr. Maples had 84,880 shares underlying option awards outstanding, and 750 shares underlying unvested restricted stock units. Fees earned or paid in cash consist of a $30,000 annual fee for service on our board of directors, a $4,000 annual fee for service on our compensation committee and a $4,000 annual fee for service on our IS audit committee.

(6)
As of December 31, 2016, Mr. Offerdahl had 51,745 shares underlying option awards outstanding, and 750 shares underlying unvested restricted stock units. Fees earned or paid in cash consist of a $30,000 annual fee for service on our board of directors, a $5,000 annual fee for service on our financial audit committee and a $15,000 annual fee for service as the chairman of our financial audit committee.

(7)
As of December 31, 2016, Mr. Schaper had 134,444 shares underlying option awards outstanding, and 1,110 shares underlying unvested restricted stock units. Fees earned or paid in cash consist of a $30,000 annual fee for service on our board of directors, a $4,000 annual fee for service on our compensation committee, a $2,500 annual fee for service on our nominating and corporate governance committee, a $10,000 annual fee for service as the chairman of our compensation committee, a $5,000 annual fee for service as the chairman of our nominating and corporate governance committee and a pro-rated annual fee of $44,110 earned in fiscal 2016 for service as our Lead Independent Director from January 1, 2016 through June 9, 2016. Under our director compensation policy annual compensation amounts are paid on the date of each annual meeting of stockholders. Since the 2016 director compensation table reflects compensation for the calendar year of fiscal 2016, fees earned or paid in cash for Mr. Schaper include only the pro-rated portion of his $100,000 annual Lead Independent Director fee earned in fiscal 2016.

(8)
Amounts represent the aggregate grant date fair value of stock options and RSUs granted during the year computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or FASB ASC Topic 718. Assumptions used in calculating these amounts are described in Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(9)
Consists of stock options to purchase shares of our common stock as follows: 2,243 of which vest in equal monthly installments over three years beginning July 9, 2016; and, 1,076 of which vest over one year in equal monthly installments beginning July 9, 2016. The aggregate grant date fair value consists of $23,733 attributable to stock options Mr. Seale received in connection with his annual director equity award grant and $10,641 attributable to stock options Mr. Seale received pursuant to his election to receive equity awards for the 2016-2017 director year in lieu of his annual Chairman fee.

(10)
Consists of RSUs for shares of our common stock as follows: 899 of which vest in equal quarterly installments over three years beginning September 9, 2016; and, 431 of which vest in equal quarterly installments over one year beginning September 9, 2016. The aggregate grant date fair value consists of $25,046 attributable to RSUs Mr. Seale received in connection with his annual director equity award grant and $12,008 attributable to RSUs Mr. Seale received pursuant to his election to receive equity awards for the 2016-2017 director year in lieu of his annual Chairman fee.

(11)	Consists of stock options to purchase 2,243 shares of our common stock which vest in equal monthly installments over three years beginning July 9, 2016.

(12)	Consists of RSUs for 899 shares of our common stock which vest in equal quarterly installments over three years beginning September 9, 2016.

(13)
Consists of stock options to purchases shares of our common stock as follows: 2,243 of which vest in equal monthly installments over three years beginning July 9, 2016; and, 1,794 of which vest over one year in equal monthly installments beginning July 9, 2016. The aggregate grant date fair value consists of $23,733 attributable to stock options Mr. Schaper received in connection with his annual director equity award grant and $17,742 attributable to stock options Mr. Schaper received pursuant to his election to receive equity awards for the 2016-2017 director year in lieu of his annual Lead Independent Director fee.

(14)
Consists of RSUs for shares of our common stock as follows: 899 of which vest in equal quarterly installments over three years beginning September 9, 2016; and, 719 of which vest in equal quarterly installments over one year beginning September 9, 2016. The aggregate grant date fair value consists of $25,046 attributable to RSUs Mr. Schaper received in connection with his annual director equity award grant and $20,031 attributable to RSUs Mr. Schaper received pursuant to his election to receive equity awards for the 2016-2017 director year in lieu of his annual Lead Independent Director fee.

Communications with Directors

Stockholders and other interested parties may communicate with the board of directors in writing by mail addressed as follows:

Board of Directors of Q2 Holdings, Inc.
c/o Corporate Secretary
13785 Research Boulevard
Suite 150
Austin, Texas 78750

Please indicate on the envelope that the correspondence contains a stockholder communication. All directors have access to this correspondence. Stockholders and other interested persons may communicate with our Lead Independent Director in writing by mail addressed to the above address, Attention: Lead Independent Director. In accordance with instructions from the board, the Corporate Secretary logs and reviews all correspondence and transmits such communications to the full board or individual directors, as appropriate. Certain communications, such as business solicitations, job inquiries, junk mail, patently offensive material or communications that present security concerns may not be transmitted, as determined by the Corporate Secretary.

Director Attendance at Annual Meetings

We attempt to schedule our annual meeting of stockholders at a time and date to accommodate attendance by our board of directors taking into account the directors' schedules. All directors are encouraged to attend our annual meeting of stockholders. The board of directors, however, does not have a policy requiring director attendance at our annual meetings of stockholders. All of our directors attended our 2016 annual meeting of stockholders held on June 9, 2016.

Committee Charters and Code of Business Conduct and Ethics

Our board of directors has adopted a written charter for each of the compensation committee, the financial audit committee, the IS audit committee and the nominating and corporate governance committee.  Each charter is available on the investor services section of our website at http://investors.q2ebanking.com.

We have adopted a Code of Business Conduct and Ethics, or the Code, that applies to all of our employees, officers and directors. The Code is available on the investor services section of our website at http://investors.q2ebanking.com. A printed copy of the Code may also be obtained by any stockholder free of charge upon request to the Corporate Secretary, Q2 Holdings, Inc., 13785 Research Boulevard, Suite 150, Austin, Texas 78750. Any substantive amendment to or waiver of any provision of the Code may be made only by the board of directors, and will be disclosed on our website as well as via any other means then required by NYSE listing standards or applicable law.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines, or the Guidelines, that address the composition of the board, criteria for board membership and other board governance matters. These Guidelines are available on the investor services section of our website at http://investors.q2ebanking.com. A printed copy of the Guidelines may also be obtained by any stockholder free of charge upon request to the Corporate Secretary, Q2 Holdings, Inc., 13785 Research Boulevard, Suite 150, Austin, Texas 78750.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee are or have been an officer or employee of Q2.  During the fiscal year ended December 31, 2016, none of our company's executive officers served on the compensation committee (or its equivalent) or board of directors of another entity any of whose executive officers served on our compensation committee or board of directors.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected Ernst & Young LLP, or Ernst & Young, to serve as our independent registered public accounting firm to audit the consolidated financial statements of Q2 Holdings, Inc. for the fiscal year ending December 31, 2017.  Ernst &Young has served as our auditor since September 2013.  A representative of Ernst & Young is expected to be present at the annual meeting to respond to appropriate questions and make a statement if he or she so desires.

The following table sets forth the aggregate fees billed by Ernst & Young for the fiscal years ended December 31, 2016 and 2015:

	Fiscal 2016	Fiscal 2015
Audit fees(1)	$1,065,000	$722,129
Audit-related fees(2)	—	—
Tax fees(3)	—	—
All other fees(4)	—	—
Total fees	$1,065,000	$722,129

(1)
Audit fees consist of fees billed for professional services rendered for the audit of our consolidated annual financial statements and internal control over financial reporting, the review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements, consultations concerning financial reporting in connection with acquisitions and issuances of auditor consents and comfort letters in connection with SEC registration statements and related SEC registered securities offerings.

(2)
Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under "Audit Fees."

(3)
 Tax fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and acquisitions.

(4)                                 All other fees consist of fees for products and services other than the services reported above.

Policy on Financial Audit Committee Pre-approval of Audit and Non-Audit Services Performed by Independent Registered Public Accounting Firm

The financial audit committee has determined that all services performed by Ernst & Young are compatible with maintaining the independence of Ernst & Young.  The financial audit committee's policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm.  These services may include audit services, audit-related services, tax services and other services. Unless the specific service has been pre-approved with respect to that year, the financial audit committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The independent registered public accounting firm and management are required to periodically report to the financial audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval process.

Vote Required and Board of Directors Recommendation

The affirmative vote of a majority of the voting power of the shares present in person or by proxy and entitled to vote on the matter at the annual meeting is required for approval of this proposal.  Abstentions will have the effect of a vote "against" the ratification of Ernst & Young as our independent registered public accountants. Your bank or broker will have discretion to vote any uninstructed shares on this proposal.  If the stockholders do not approve the ratification of Ernst & Young as our independent registered public accounting firm, the financial audit committee will reconsider its selection.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017.  PROXIES WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

REPORT OF THE FINANCIAL AUDIT COMMITTEE

The financial audit committee currently consists of four directors.  Messrs. Brown, Diehl, Doyle and Offerdahl are each, in the judgment of the board of directors, an independent director.  The financial audit committee acts pursuant to a written charter that has been adopted by the board of directors.  A copy of the charter is available on the investor services section of our website at http://investors.q2ebanking.com.

The financial audit committee oversees our financial reporting process on behalf of the board of directors.  The financial audit committee is responsible for retaining our independent registered public accounting firm, evaluating its independence, qualifications and performance, and approving in advance the engagement of the independent registered public accounting firm for all audit and non-audit services.  The financial audit committee's specific responsibilities are set forth in its charter.  The financial audit committee reviews its charter at least annually.

Management has the primary responsibility for the financial statements and the financial reporting process, including internal control systems, and procedures designed to ensure compliance with applicable laws and regulations.  Our independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles.

The financial audit committee has reviewed and discussed with management the company's audited financial statements.  The financial audit committee has also discussed with Ernst & Young LLP all matters that the independent registered public accounting firm was required to communicate and discuss with the financial audit committee, including the matters required to be discussed by the Statement on Auditing Standards No. 1301 "Communications with Audit Committees," as adopted by the Public Company Accounting Oversight Board (United States).  In addition, the financial audit committee has met with the independent registered public accounting firm, with and without management present, to discuss the overall scope of the independent registered public accounting firm's audit, the results of its examinations, its evaluations of the company's internal controls and the overall quality of our financial reporting.

The financial audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the financial audit committee concerning independence and has discussed with the independent registered public accounting firm its independence.

Based on the review and discussions referred to above, the financial audit committee recommended to our board of directors that the company's audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

FINANCIAL AUDIT COMMITTEE

James R. Offerdahl, Chair
Michael M. Brown
Jeffrey T. Diehl
Charles T. Doyle

The foregoing Report of the Financial Audit Committee shall not be deemed to be incorporated by reference into any filing of Q2 Holdings, Inc. under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, except to the extent that we specifically incorporate such information by reference in such filing and shall not otherwise be deemed "filed" under either the Securities Act or the Exchange Act or considered to be "soliciting material."

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers as of April 28, 2017.

Name	Age	Position
Matthew P. Flake	45	Chief Executive Officer and Director
Odus E. Wittenburg, Jr.	45	President
Jennifer N. Harris	49	Chief Financial Officer
Barry G. Benton	55	Senior Vice President, General Counsel and Secretary
Adam D. Blue	45	Executive Vice President and Chief Technology Officer
John E. Breeden	44	Executive Vice President of Operations
William L. Furrer	49	Chief Strategy Officer

Matthew P. Flake has served as the Chief Executive Officer of Q2 Software, Inc., our sole operating subsidiary, since December 2011 and as our Chief Executive Officer and a member of our board of directors since October 2013. Mr. Flake also served as our President from March 2008 until August 2016. From June 2005 until March 2008, Mr. Flake served as our Vice President of Sales. Mr. Flake previously served as a Regional Sales Director at S1 Corporation, a provider of Internet-based financial services solutions from 2002 until May 2005. Prior to that, Mr. Flake was a Regional Sales Manager for Q-Up Systems, Inc., a provider of interactive web-based solutions for community banks and credit unions from August 1999 until 2002. Mr. Flake holds a B.A. in Business from Baylor University.

Odus E. Wittenburg, Jr. has served as our President since August 2016. Prior to joining us, Mr. Wittenburg served in a number of leadership roles with Rackspace, a managed cloud company, including most recently as Senior Vice President and General Manager of the Americas Business Unit from January 2014 until August 2016, as Senior Vice President of the SMB Business Unit and LATAM Markets from January 2012 until January 2014, as Vice President of Enterprise Solutions in the Enterprise Business Unit from August 2010 until January 2012, as Vice President of Fanatical Support from January 2009 until August 2010, as Director of Fanatical Support from March 2008 until January 2009, and as Director of Corporate Development from December 2007 until March 2008. Prior to joining Rackspace, Mr. Wittenburg served as President and Managing Partner of The Edwards Group, a private equity group, from July 2003 until January 2007. Mr. Wittenburg holds a B.S. in Economics from Texas A&M University and an M.B.A. from Harvard Business School.

Jennifer N. Harris has served as our Chief Financial Officer since December 2013. From March 2013 to December 2013, Ms. Harris served as our Vice President and Corporate Controller. Prior to joining us, Ms. Harris was the Interim Corporate Controller for Blackbaud, Inc., a provider of software solutions to nonprofit organizations and educational institutions, from May 2012 until November 2012. From April 2005 until May 2012, Ms. Harris held various financial positions with Convio, Inc., a provider of SaaS constituent engagement solutions, most recently as Vice President, Controller and Principal Accounting Officer, from October 2010 until May 2012, when Convio was acquired by Blackbaud. From November 1998 until April 2005, Ms. Harris held a variety of financial positions with Motive, Inc., a provider of service management software for broadband and mobile data services, most recently as Director of Finance and Administration and Corporate Treasurer from April 2003 until April 2005. Ms. Harris holds a B.S. in Business from Indiana University.

Barry G. Benton has served as our Senior Vice President, General Counsel and Secretary since October 2013 and as our General Counsel since January 2011. Prior to joining us, Mr. Benton was in private practice representing us, as well as a number of other large and small business owners and financial institutions in a variety of aspects of their operations, including debt and equity financings, commercial real estate and mergers and acquisitions from January 2009 until October 2010. From September 1995 until January 2009, Mr. Benton was a partner in private practice with various law firms, most recently with Glast, Phillips & Murray, PC from August 2003 until January 2009. Mr. Benton is a past committee member of the Commercial Financial Services Committee of the Business Section of the State Bar of Texas and prior member of the Texas Association of Bank Counsel. Mr. Benton holds a J.D. from St. Mary's University School of Law and a B.A. in Political Science from Texas Tech University.

Adam D. Blue has served as our Executive Vice President since November 2011 and Chief Technology Officer since December 2010. From May 2006 until December 2010, Mr. Blue served as our Chief Information Officer. Prior to joining us, Mr. Blue held the position of Vice President, Engineering and Support of CipherTrust, Inc., a provider of security solutions for inbound and outbound messaging threats, from November 2003 until May 2006. From July 2001 until November 2003, Mr. Blue served as Senior Director, Technology Services for S1 Corporation. From November 2000 until July 2001, Mr. Blue was

Vice President, Internet Operations for Q-Up Systems, Inc. Mr. Blue holds a B.A. in Economics from Indiana University. He has also completed graduate work in Computational Economics at The University of Texas at Austin.

John E. Breeden has served as our Executive Vice President of Operations since February 2013. From November 2011 until February 2013, he served as our Senior Vice President of Implementations. Prior to joining us, Mr. Breeden was Vice President of Corporate Services for Activant Solutions Inc., a provider of business management solutions, from October 2007 until July 2011. Mr. Breeden also served as Activant Solutions' Vice President of Information Technology from June 2005 until October 2007, and its Director of Corporate Planning from October 2002 until June 2005. From January 2002 until October 2002, Mr. Breeden was an enterprise software and process optimization consultant for The North Highland Company, a consulting firm. From January 2001 until January 2002, Mr. Breeden held the position of Product Manager for Claria Corporation, an advertising software company. Mr. Breeden holds a B.B.A. in Finance from The University of Texas at Austin.

William M. Furrer has served as our Chief Strategy Officer since May 2016. From December 2014 until May 2016, Mr. Furrer served as our Senior Vice President of Product. From July 2013 until December 2014, he served as our Senior Vice President of Product and Marketing and from February 2013 until July 2013 he served as our Senior Vice President of Marketing. Prior to joining us, Mr. Furrer was President of IF Marketing and Advertising, a full service interactive marketing and advertising agency specializing in brand development and integrated marketing campaigns, from July 2001 until January 2013. From September 1999 until December 2001, Mr. Furrer held a number of leadership positions with Q-Up Systems, Inc., including sales engineer, relationship management and web technologies product management. From April 2000 until December 2001, Mr. Furrer was Director of Web Technologies for S1 Corporation. Mr. Furrer holds a B.A. in English from Virginia Tech.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements of our named executive officers should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

This "Compensation Discussion and Analysis" describes the compensation program for our Principal Executive Officer, our Principal Financial Officer, and the next three most highly-compensated executive officers of the Company during fiscal 2016. During fiscal 2016, these individuals were:

•Mathew P. Flake, our Chief Executive Officer (CEO);
•Odus E. Wittenburg, Jr., our President;
•Jennifer N. Harris, our Chief Financial Officer (CFO);the
•Adam D. Blue, our Executive Vice President and Chief Technology Officer; and
•John E. Breeden, our Executive Vice President of Operations.

This "Compensation Discussion and Analysis" describes the material elements of our executive compensation program during fiscal 2016. It also provides an overview of our executive compensation philosophy and objectives. Finally, it analyzes how and why the compensation committee of our board of directors arrived at the specific compensation decisions for our executive officers, including the named executive officers, for fiscal 2016, including the key factors that the compensation committee of our board of directors considered in determining their compensation.

We refer to the above executive officers collectively in this "Compensation Discussion and Analysis" and the related compensation tables as our "named executive officers." We refer to the compensation committee of our board of directors in this "Compensation Discussion and Analysis" and in "Compensation of Named Executive Officers" and the related compensation tables as the "Committee." The members of the Committee in fiscal 2016 were Carl James Schaper (chairperson), Michael M. Brown, Jeffrey T. Diehl and Michael J. Maples, Sr.

Key Management Change in Fiscal 2016

On August 22, 2016, Mr. Wittenburg joined as our President, reporting to Mr. Flake, our CEO. In connection with the appointment of Mr. Wittenburg, Mr. Flake resigned his role as our President. For a summary of Mr. Wittenburg's initial compensation arrangements, see "Executive Summary - Fiscal 2016 Executive Compensation Highlights" below. Reference is not made to Mr. Wittenburg or his compensation in certain sections of this "Compensation Discussion and Analysis" which apply solely to compensation determinations prior to his start date or which are annual in nature and not applicable to him as a newly hired executive officer.

Executive Summary

Fiscal 2016 Business Highlights

In fiscal 2016, we continued to execute on our strategy of growing our customer base, expanding relationships with existing customers, broadening our product portfolio, and achieving our financial objectives. Our named executive officers and other members of our executive management team led the organization to achieve certain operational and financial milestones that we believe position us for continued short-term and long-term success, including the following achievements:

▪	38% year-over-year revenue growth;

▪	36% year-over-year growth in registered users on the Q2 platform;

•	Transition to positive adjusted EBITDA for the quarter ended December 31, 2016; and

•	GAAP gross margin for the full year of 48.5%, up from 45.7% in fiscal 2015.

Finally, during fiscal 2016, our stock price increased from $26.37 (the closing price on December 31, 2015) to $28.85 (the closing price on December 30, 2016), representing an increase of 9.4%.

Fiscal 2016 Executive Compensation Highlights

The following key compensation actions were taken with respect to the named executive officers for fiscal 2016:

▪	Base Salaries - Annual base salaries were adjusted in amounts ranging from 3.0% to 13.9% for our CEO;

▪
Annual Cash Bonuses - Based on our achievement of 100% of our target revenue performance measure and 99% of our target gross margin performance measure, annual cash bonus payments were paid out at 97.5% of their target annual cash bonus opportunities, including an annual cash bonus payment of $390,000 for our CEO

▪
Long-Term Incentive Compensation - Our named executive officers were granted "refresh" long-term incentive compensation opportunities in the form of options to purchase shares of our common stock and restricted stock unit awards, or RSUs, representing the right to receive shares of our common stock upon settlement, in amounts ranging from $587,235 to $2,263,056 for our CEO.

▪
Appointment of New President - In connection with his appointment as our President in August 2016, we entered into an employment agreement with Mr. Wittenburg providing the following initial compensation arrangements:

▪	an annual base salary of $430,000;

▪
a target annual cash bonus opportunity of $370,000 (86% of his annual base salary) with a minimum bonus payment in fiscal 2016 equal to a pro-rated portion of his fiscal 2016 target annual cash bonus opportunity based on the number of days he was employed during the year;

▪	a $75,000 "sign-on" bonus, subject to a "clawback" provision covering 100% of such bonus in the event his employment is terminated for any reason within one year of his employment start date;

▪
an option to purchase 212,500 shares of our common stock, subject to a four-year vesting requirement, with 25% of the underlying shares vesting on the first anniversary of his employment start date and the remaining shares vesting in equal monthly installments over the following 36 months, contingent upon his continued employment as of each vesting date; and

▪
RSUs representing the right to receive 85,000 shares of our common stock upon settlement, subject to a four-year vesting requirement, with 25% of the underlying shares vesting on each of the first four anniversaries of his employment start date, contingent upon his continued employment as of each vesting date.

Focus on Pay-for-Performance

We view our compensation practices as an avenue to communicate our goals and standards of conduct, and a means to reward our executive officers for their achievements. We believe our executive compensation program is reasonable and competitive and appropriately balances the goals of attracting, motivating, rewarding, and retaining our executive officers, thereby promoting stability in our leadership.

To promote alignment of our executive officers' interests with those of our stockholders and to motivate and reward individual initiative and effort, a substantial portion of our executive officers' target annual total direct compensation opportunity is "at-risk" as a result of our emphasis on variable cash compensation that varies above or below target levels commensurate with our performance and which we believe appropriately rewards our executive officers for delivering financial, operational, and strategic results that meet or exceed pre-established goals through our annual cash bonus plan, as well as stock options to purchase shares of our common stock and RSUs that make up a significant portion of our long-term incentive compensation arrangements.

The target total direct compensation opportunities for our CEO and, on average, the other named executive officers during fiscal 2016 reflect this philosophy:

As reflected in the foregoing graphics, we believe that equity awards are a key incentive for our executive officers to drive long-term growth. To help ensure that we remain faithful to our compensation philosophy, the Committee regularly evaluates the relationship between the reported values of the equity awards granted to our executive officers, the amount of compensation realizable (and, ultimately, realized) from such awards in subsequent years, and our total stockholder return over this period.

While we disclose the estimated values of these equity awards in our Summary Compensation Table at the time of grant for each covered fiscal year, the value of these awards that may be realizable by our executive officers will vary depending on the performance of our common stock and may differ significantly from the amounts reported in the Summary Compensation Table.

To further align our executive compensation program with our focus on pay-for-performance, the Committee has indicated that it intends to add performance-based equity awards to our long-term incentive compensation program in 2018.

While, to date, our long-term incentive compensation program has consisted of time-based options to purchase shares of our common stock and RSUs, beginning in fiscal 2018 the equity award mix for our executive officers will also include full-value share awards that may be earned based on our or the executive officer's achievement of one or more pre-established corporate performance or individual objectives.

Executive Compensation Policies and Practices

We endeavor to maintain sound executive compensation policies and practices, including compensation-related corporate governance standards, consistent with our executive compensation philosophy. During fiscal 2016, we maintained the following executive compensation policies and practices, including both policies and practices we have implemented to drive performance and policies and practices that either prohibit or minimize behaviors that we do not believe serve our stockholders' long-term interests:

What We Do

▪
Emphasize long-term performance - Our long-term incentive program is designed to focus our executives on stockholder value and emphasize the achievement of strategic objectives over the next several years.

▪
Independent Compensation Consultant - The Committee has engaged its own compensation consultant to provide information, analysis, and other advice on executive compensation independent of management. This compensation consultant does not provide any other services to the Company.

▪	Annual Executive Compensation Review - At least once a year, the Committee conducts a review of our executive compensation program, including our compensation strategy.

▪
Compensation "At-Risk" - Our executive compensation program is designed so that a significant portion of our executive officers' compensation is both "at risk" and based on corporate performance to align the interests of our executive officers and stockholders.

▪
Annual Compensation-Related Risk Assessment - The Committee considers our compensation-related risk profile to help ensure that our compensation-related risks do not create inappropriate or excessive risk and are not reasonably likely to have a material adverse effect on our operations or financial performance.

▪	Multi-Year Vesting Requirements - To align the interests of our executive officers and stockholders, the equity awards granted to our executive officers vest over a period of four years.

•
"Double-Trigger" Change-in-Control Arrangements - All payments and benefits under our post-employment compensation arrangements in the event of a change in control of the Company are based on a "double-trigger" arrangement (that is, they require both that we undergo a change in control and that a qualifying termination of employment occur before payments and benefits are paid).

What We Do Not Do

▪
No Retirement Plans - We do not currently offer, nor do we have plans to offer, defined benefit pension plans or any non-qualified deferred compensation plans or arrangements to our executive officers other than our tax-qualified Section 401(k) employee savings and retirement plan which is available to all employees. Our executive officers are eligible to participate in this plan on the same basis as our other employees.

▪	No Special Welfare or Health Benefits - We do not provide our executive officers with any special welfare or health benefit programs that are not otherwise available to all of our employees.

▪
No Section 280G Excise Tax Payments - We do not provide any tax reimbursement payments (including "gross-ups") in connection with any excise tax liabilities that may raise under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, or the Code, on payments or benefits contingent upon a change in control of the Company.

▪	No Dividends or Dividend Equivalents Payable on Unvested Equity Awards - We do not pay dividends or dividend equivalents on unvested RSUs.

▪
No Hedging or Pledging of Our Securities - Our Insider Trading Policy provides that no one subject to the policy, including all of our directors, employees and executive officers, may engage in short sales, puts, calls or other derivative transactions involving our securities. It further provides that no one subject to the policy, including all of our directors, employees and executive officers, may engage in hedging or monetization transactions involving our securities, pledge our securities as collateral for a loan, or hold our securities in a margin account.

Executive Compensation Philosophy and Program Design

Compensation Philosophy

Our executive compensation program is guided by our overarching philosophy of only paying for demonstrable performance. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:

▪	provide compensation and benefit levels that will attract, retain, motivate and reward a highly-talented team of executive officers within the context of responsible cost management;

▪	establish a direct link between our financial and operational results and strategic objectives and the compensation of our executive officers; and

▪
align the interests and objectives of our executive officers with those of our stockholders by linking the long-term incentive compensation opportunities to stockholder value creation and their cash incentives to our annual performance.

Program Design

We structure the annual compensation of our executive officers, including the named executive officers, using three principal elements: base salary, annual cash bonus opportunities and long-term incentive compensation opportunities in the form of equity awards. While the pay mix may vary from year to year, the ultimate goal is to achieve our compensation objectives as described above. In the following chart, we provide an overview of each material element of our fiscal 2016 executive compensation program and describe how each such element is tied to our compensation objectives.

The design of our executive compensation program is influenced by a variety of factors, with the primary goals being to align the interests of our executive officers and stockholders and to link pay with performance. We evaluate performance over both short-term (annual) and multi-year periods based on our financial and operational performance, including results for certain key performance measures.

Executive Compensation-Setting Process

Role of the Compensation Committee

The Committee discharges the responsibilities of our board of directors relating to the compensation of our executive officers and the non-executive officer members of our board of directors. The Committee has overall responsibility for overseeing our compensation and benefits policies generally; overseeing, evaluating and approving the compensation plans, policies and programs applicable to our CEO as well as our other executive officers; overseeing, evaluating and recommending to our full board of directors for approval compensation plans and arrangements for the non-executive officer members of our board of directors; determining and overseeing the process of evaluating our CEO's performance; and overseeing the preparation, review and approval of this "Compensation Discussion and Analysis."

With respect to our CEO, the Committee sets, and with respect to our other executive officers, the Committee reviews and approves annual base salaries, annual cash bonus opportunities, long-term incentive compensation, employment agreements (including post-employment compensation arrangements) and other compensation, perquisites, and other personal benefits, if any. The Committee's practice of developing and maintaining compensation arrangements that are competitive includes a balance between aggressively hiring and retaining the best possible talent and maintaining a reasonable and responsible cost structure.

Role of Management

In discharging its responsibilities, the Committee works with members of our management team, including our CEO. The management team assists the Committee by providing information on Company and individual performance, market data and management's perspective and recommendations on compensation matters. The Committee solicits and reviews our CEO's recommendations and proposals with respect to adjustments to target annual cash compensation, long-term incentive compensation opportunities, program structures and other compensation-related matters for our executive officers (other than with respect to his own compensation). The Committee reviews and discusses these recommendations and proposals with our CEO and uses them as one factor in determining and approving the compensation for our executive officers (other than our CEO). Our CEO recuses himself from all discussions and recommendations regarding his own compensation.

Compensation-Setting Process

The Committee reviews the base salary levels, annual cash bonus opportunities and long-term incentive compensation opportunities of our executive officers, including the named executive officers, at the end of each year, or more frequently as warranted. Adjustments are generally effective at the beginning of the following year. The Committee does not establish a specific target for setting the total direct compensation opportunity of our executive officers, including the named executive officers. Instead, when selecting and setting the amount of each compensation element, the Committee considers the following factors:

▪	our performance against the financial and operational objectives established by the Committee and our board of directors;

▪	each individual executive officer's skills, experience and qualifications relative to other similarly-situated executives at companies in our compensation peer group;

▪	the scope of each executive officer's role compared to other similarly-situated executives at companies in our compensation peer group;

▪
the performance of each individual executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function and work as part of a team, all of which reflect our core values;

▪	compensation parity among our executive officers;

▪	our financial performance relative to our compensation and performance peers; and

▪	the compensation practices of our compensation peer group and the positioning of each executive officer's compensation relative to a ranking of peer company compensation levels.

These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each executive officer. For fiscal 2016, with respect to each of our named executive officers, no single factor was determinative in setting pay levels, nor was the impact of any factor on the determination of pay levels quantifiable.

Role of Compensation Consultant

The Committee engages an external compensation consultant to assist it by providing information, analysis and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review. Since October 2013, the Committee has retained Compensia, a national compensation consulting firm, to serve as its compensation advisor. Compensia serves at the discretion of the Committee, which reviews Compensia's engagement annually.

During fiscal 2016, Compensia attended meetings of the Committee (both with and without management present) as requested and provided the following services:

▪	consulted with the Committee chair and other members between Committee meetings;

▪
provided competitive market data based on the compensation peer group for our executive officer positions and evaluated how the compensation we pay our executive officers compares both to our performance and to how the companies in our compensation peer group compensate their executives;

▪	review and analysis of the base salary levels, annual cash bonus opportunities and long-term incentive compensation opportunities of our executive officers;

▪	assessment of executive compensation trends within our industry, and updating on corporate governance and regulatory issues and developments;

▪	review of market equity compensation practices, including burn rate and overhang;

▪	provided competitive market data regarding the compensation of the non-executive officer members of our board of directors; and

▪	review of the Compensation Discussion & Analysis.

In fiscal 2016, Compensia provided no services to us other than the consulting services to the Committee. The Committee regularly reviews the objectivity and independence of the advice provided by Compensia to the Committee on executive and non-executive officer director compensation. In fiscal 2016, the Committee considered the specific independence factors adopted by the SEC and The New York Stock Exchange, or NYSE, and determined that Compensia is independent and that its work did not raise any conflicts of interest.

Competitive Positioning

For purposes of comparing our executive compensation against the competitive market, the Committee reviews and considers the compensation levels and practices of a group of comparable technology companies. The companies in this compensation peer group for fiscal 2016 were selected in December 2015 on the basis of their similarity to us in size, as determined using the following criteria:

▪	similar revenue size - ~0.33x to ~3.0x our 2015 four fiscal quarter revenue of approximately $101 million (~$35 million to $300 million);

▪	similar market capitalization - ~0.2x to ~5.0x our market capitalization of approximately $1.0 billion (~$200 million to $5.0 billion);

▪	industry - technology/software companies, particularly those providing software-as-a-service, financial services software, and/or payment processing solutions; and

▪	business model - preference for business-to-business.

Our compensation peer group for fiscal 2016 consisted of the following companies:

Appfolio	Demandware	Paylocity Holdings
Bazaarvoice	Ellie Mae	Proofpoint
Benefitfocus	Hubspot	PROS Holdings
Brightcove	Imperva	Qualys
Cass Information Systems	Jive Software	Textura
ChannelAdvisor	Marketo	Zix
Cvent	MINDBODY

To analyze the compensation practices of the companies in our compensation peer group, Compensia gathered data from public filings (primarily proxy statements) and from the Radford High-Technology Executive Survey database. This market data was then used as a reference point for the Committee to assess our current compensation levels in the course of its deliberations on compensation forms and amounts.

The Committee reviews our compensation peer group at least annually and makes adjustments to its composition, taking into account changes in both our business and the businesses of the companies in the peer group.

Individual Compensation Elements

The specific elements of our fiscal 2016 executive compensation program for our executive officers, including the named executive officers, including each element's principal objective and link to our business strategy, any associated performance measures, and key features, are as follows. As noted above, reference is not made to Mr. Wittenburg or his compensation in certain sections of this "Individual Compensation Elements" which apply solely to compensation determinations prior to his start date or which are annual in nature and not applicable to him as a newly hired executive officer.

Base Salary

Base salary represents the fixed portion of the compensation of our executive officers, including the named executive officers, and is an important element of compensation intended to attract and retain highly-talented individuals.

Generally, we establish the initial base salaries of our executive officers through arm's-length negotiation at the time we hire the individual executive officer, taking into account his or her position, qualifications, experience, prior salary level, and the base salaries of our other executive officers. Thereafter, the Committee reviews the base salaries of our executive officers annually and makes adjustments to base salaries as it determines to be necessary or appropriate.

In January 2016, the Committee reviewed the base salaries of our then executive officers, including the named executive officers, taking into consideration a competitive market analysis prepared by Compensia, the recommendations of our CEO (except with respect to his own base salary), and the other factors described above. Following this review, the Committee determined that adjustments were necessary in some cases to maintain the competitiveness of our executive officers' base salaries and in those cases decided to increase their base salaries compared to 2015 levels. As a result of this review, the Committee approved the following base salaries for fiscal 2016 for our named executive officers:

Named Executive Officer	2015 Base Salary	2016 Base Salary	Percentage Adjustment
Matthew P. Flake	$395,000	$450,000	13.9%
Jennifer N. Harris	$294,000	$315,000	7.1%
Adam D. Blue	$270,000	$300,000	11.1%
John E. Breeden	$270,000	$278,000	3.0%

     Annual Cash Bonuses

For fiscal 2016, the Committee approved an annual cash bonus plan, or the 2016 Bonus Plan, for our executive officers, including the named executive officers, and other employees. The Committee designed the 2016 Bonus Plan to motivate plan participants and achieve the following objectives:

▪	drive "top line" revenue growth and gross margin improvement;

▪	drive execution of our annual operating plan; and

▪	reward plan participants commensurate with our corporate performance.

The Committee established each plan participant's target annual cash bonus opportunity and set the formula for bonus payments at the beginning of fiscal 2016.

Target Annual Cash Bonus Opportunities

Each participant in the 2016 Bonus Plan was assigned a target annual cash bonus opportunity, the amount of which was calculated as a percentage of his or her base salary. In the case of our executive officers, including the named executive officers, target annual cash bonus opportunities ranged from approximately 33% to approximately 90% of his or her annual base salary, as approved by the Committee.

In January 2016, the Committee reviewed the target annual cash bonus opportunities of our then executive officers, taking into consideration a competitive market analysis prepared by Compensia, the recommendations of our CEO (except with respect to his own target annual cash bonus opportunity), and the other factors described above. Following this review, the Committee determined that adjustments were necessary in some cases to maintain the competitiveness of our executive officers' target total cash compensation opportunities and in those cases decided to increase their target annual cash bonus opportunities compared to 2015 levels. As a result of this review, the Committee approved the following target annual cash bonus opportunities for fiscal 2016 for our named executive officers:

Named Executive Officer	2015 Target Annual Cash Bonus Opportunity (as a percentage of base salary)	2016 Target Annual Cash Bonus Opportunity (as a percentage of base salary)
Matthew P. Flake	76%	89%
Jennifer N. Harris	55%	60%
Adam D. Blue	50%	50%
John E. Breeden	46%	55%

Corporate Performance Measures

In January 2016, the Committee selected revenue and a non-GAAP gross margin metric as the corporate performance measures for purposes of the 2016 Bonus Plan. The Committee selected these performance measures because it believed that they were appropriate drivers for our business as they provided a balance between generating revenue, managing our expenses and growing our business, which we believe enhance stockholder value.

For purposes of the 2016 Bonus Plan:

▪	"revenue" is defined as total revenue calculated in accordance with generally accepted accounting principles, or GAAP, as reported in our audited financial statements; and

▪	the non-GAAP "gross margin" measure is defined as gross margin calculated in accordance with GAAP, but excluding stock-based compensation expense, capitalization and amortization.

In January 2016, the Committee set the target levels and the payment percentages for each of the corporate performance measures for the 2016 Bonus Plan: revenue and gross margin. The weighting and target levels of the performance measures used in the 2016 Bonus Plan were as follows:

Corporate Performance Measure	Weighting	Target Performance Level
Revenue	50%	$150,716,000
Gross Margin	50%	50.4%

The target levels for these performance measures were based on our fiscal 2016 operating plan, which was reviewed and approved by our board of directors. These target levels were set to reward strong management performance in light of our strategic objectives and the industry and economic conditions and trends at the time the targets were set. The mix of measures was intended to balance top line measures (revenue) with operating efficiency measures (gross margin). The Committee believed such a balance would drive the appropriate amount of focus on propelling growth through revenue without detracting from our ultimate performance as a whole.

The amount that each executive officer could earn under the 2016 Bonus Plan was to be based on our actual achievement with respect to revenue and gross margin for fiscal 2016. Pursuant to the 2016 Bonus Plan, the Committee reserved the discretion to adjust actual performance and any tentative payment as it deemed necessary or appropriate to reflect, and be consistent with, the expected effects of acquisitions and divestitures.

2016 Annual Cash Bonus Payments

In February 2017, the Committee determined the amounts to be paid under the 2016 Bonus Plan to our executive officers, including the named executive officers, based on our actual performance for fiscal 2016 with respect to each corporate performance measure. For fiscal 2016, our revenue was approximately $150,224,000 and our non-GAAP gross margin percentage calculated consistent with our gross margin performance measure was 50.2%. Accordingly, the funding for the corporate performance measures for purposes of the 2016 Bonus Plan was as follows:

Corporate Performance Measure	Target Performance Level	Actual Performance Level	Payment Percentage(1)	Payment Weighting Percentage	Weighted Payment Percentage
Revenue	$150,716,000	$150,224,000	100%	50%	50%
Gross Margin Percentage	50.4%	50.2%	95%	50%	47.5%

(1)
The 2016 Bonus Plan provides that when determining the percentage attainment for each corporate performance measure by comparing the actual performance level to target performance level, the resulting percentage is rounded to the nearest whole percentage. Notwithstanding the foregoing, for the non-GAAP gross margin performance measure, the Committee set the payment percentage at 95% based on a variety of factors, including a comparison of target non-GAAP gross profits underlying the non-GAAP target gross margin performance measure with actual non-GAAP gross profits.

     The target annual cash bonus opportunities and the actual cash bonus payments made to the named executive officers for fiscal 2016 were as follows:

Named Executive Officer	Target Annual Cash Bonus Opportunity	Revenue Payment Percentage	Gross Margin Percentage Payment Percentage	Actual Annual Cash Bonus Payment	Actual Annual Cash Bonus Payment (as a percentage of base salary)
Matthew P. Flake	$400,000	50%	47.5%	$390,000	87%
Odus E. Wittenburg, Jr. (1)	$134,058	n/a	n/a	$134,058	n/a
Jennifer N. Harris	$190,000	50%	47.5%	$185,250	59%
Adam D. Blue	$149,000	50%	47.5%	$145,275	48%
John E. Breeden	$153,600	50%	47.5%	$149,760	54%

(1)
Per the terms of his employment agreement, Mr. Wittenburg's fiscal 2016 annual cash bonus was based on a target annual cash bonus opportunity of $370,000, pro-rated based on the number of days he was employed during fiscal 2016.

Long-Term Incentive Compensation

The Committee believes long-term incentive compensation is an effective means for focusing our executive officers, including the named executive officers, on driving increased stockholder value over a multi-year period, provides a meaningful reward for appreciation in our stock price and long-term value creation and motivates them to remain employed with us. Currently, the Committee uses equity awards to deliver the annual long-term incentive compensation opportunities to our executive officers and to address special situations as they may arise from time-to-time. Our equity award grant practices are designed to reflect a balance between:

▪	our desire to motivate and retain executive talent;

▪	our need to remain competitive in recruiting; and

▪	effectively managing the dilution of stockholders' interests.

As it does with other elements of compensation, the Committee determines the amount of long-term incentive compensation for our executive officers as part of its annual compensation review and after taking into consideration a competitive market analysis prepared by Compensia, the recommendations of our CEO (except with respect to his own long-term incentive compensation), the outstanding equity holdings of each executive officer, the projected impact of the proposed awards on our earnings, the proportion of our total shares outstanding used for annual employee long-term incentive compensation awards (our "burn rate") in relation to the median proportions of the companies in our compensation peer group, the potential voting power dilution to our stockholders in relation to the median practice of the companies in our compensation peer group, and the other factors described above.

For fiscal 2016, the Committee determined to grant our executive officers, including the named executive officers, long-term incentive compensation opportunities in the form of options to purchase shares of our common stock and RSUs representing the right to receive shares of our common stock upon settlement. The Committee believes that a portfolio of stock options and RSUs appropriately balances the incentive benefits of stock options with the executive retention and stockholder dilution benefits of RSUs, thereby aligning the interests of our executive officers and stockholders and enabling us to use our equity compensation resources more efficiently.

Because options to purchase shares of our common stock provide for an economic benefit only in the event that our stock price increases over the exercise price of the option (which exercise price is equal to the fair market value of our common stock as of the date of grant), the Committee believes that these equity awards effectively align the interests of our executive officers with those of our stockholders and provide our executive officers with a significant incentive to manage our business from the perspective of an owner with an equity stake in the business. The choice to grant stock options to our executive officers also reflects the Committee's belief that our executive officers are in a direct position to influence the market price of our common stock. In addition, because they are subject to a multi-year vesting requirement, stock options serve our retention objectives since our executive officers must remain continuously employed by us through the applicable vesting dates to have an opportunity to exercise their stock options.

With respect to RSUs, the Committee believes that because RSUs representing the right to receive shares of our common stock upon settlement have value even in the absence of stock price appreciation, we are able to incent and retain our executive officers using fewer shares of our common stock. Since their value increases with any increase in the value of the underlying shares, RSUs serve as an incentive which aligns with the long-term interests of our executive officers and stockholders. Unlike stock options, however, RSUs have real economic value when they vest even if the market price of our common stock declines or stays flat, thus delivering more predictable value to our executive officers. In addition, because they are subject to a multi-year vesting requirement, RSUs serve our retention objectives since our executive officers must remain continuously employed by us through the applicable vesting dates to fully earn these awards. Finally, because of their "full value" nature, RSUs deliver the desired grant date fair value using a lesser number of shares than an equivalent stock option, thereby enabling us to reduce the dilutive impact of our long-term incentive award mix and to use our equity compensation resources more efficiently and better manage the overall number of shares granted to our executive officers.

Based on the foregoing, in February 2016, the Committee granted equity awards for fiscal 2016 to the named executive officers who were then employed by us as follows:

Named Executive Officer	Options to Purchase Shares of Common Stock (number of shares)	Options to Purchase Shares of Common Stock (grant date fair value)	Restricted Stock Unit Awards (number of shares)	Restricted Stock Unit Awards (grant date fair value)	Aggregate Equity Award Grant Date Fair Value
Matthew P. Flake	146,000	$1,134,420	58,600	$1,128,636	$2,263,056
Jennifer N. Harris	72,400	$562,548	29,100	$560,466	$1,123,014
Adam D. Blue	50,000	$388,500	20,100	$387,126	$775,626
John E. Breeden	37,900	$294,483	15,200	$292,752	$587,235

Effective on his start date of August 22, 2016, Mr. Wittenburg was granted options to purchases 212,500 shares of our common stock, with a grant date fair value of $2,287,196, and RSUs representing the right for him to receive 85,000 shares of our common stock upon settlement with a grant date fair value of $2,342,600. The above noted options to purchase shares of our common stock, including Mr. Wittenburg's, provide that the shares subject to such options will vest and become exercisable subject to a four-year vesting requirement, with 25% of the shares subject to the option vesting on the first anniversary of the date of grant and the remaining shares vesting in equal monthly installments over the following 36 months, contingent upon a named executive officer's continued employment as of each vesting date. The above noted RSUs representing the right to receive shares of our common stock upon settlement, including Mr. Wittenburg's, are also subject to a four-year vesting requirement, with 25% of the shares subject to the award vesting on each of the first four anniversaries of the date of grant, contingent upon a named executive officer's continued employment as of each vesting date.

Welfare and Health Benefits

We have established a tax-qualified Section 401(k) employee savings and retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. Under our Section 401(k) plan, employees may elect to reduce their current compensation by up to the statutory limit, $18,000 in fiscal 2016, and have us contribute the amount of this reduction to our Section 401(k) plan. We intend for our Section 401(k) plan to qualify under Section 401 of the Code so that contributions by employees or by us to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.

Currently, we do not match employee contributions under our Section 401(k) plan. We may in the future choose to make matching contributions or additional contributions to our Section 401(k) plan in amounts determined annually.

In addition, we provide other benefits to our executive officers, including the named executive officers, on the same basis as all of our full-time employees. These benefits include medical, dental and vision benefits, short-term and long-term disability insurance, life and accidental death and dismemberment insurance and health savings account contributions.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites or other personal benefits to our executive officers, including the named executive officers, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes. During fiscal 2016, none of the named executive officers received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each individual.

In the future, we may provide perquisites or other personal benefits in limited circumstances, such as those described in the preceding paragraph. All future practices with respect to perquisites or other personal benefits for our executive officers will be approved and subject to periodic review by the Committee.

Employment Agreements

We have entered into written employment agreements with each of our executive officers, including the named executive officers. Each of these agreements was approved on our behalf by the Committee or our board of directors.

In filling each of our executive positions, our board of directors or the Committee, as applicable, recognized that it would need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, our board of directors and the Committee were sensitive to the need to integrate new executive officers into the executive compensation structure that we were seeking to develop, balancing both competitive and internal equity considerations.

Each of these employment agreements provides for "at will" employment and sets forth the initial compensation arrangements for the executive officer, including an initial base salary, an annual cash bonus opportunity, and, in the case of newly-hired executive officers, an equity award recommendation. These agreements also set forth the rights and responsibilities of each party and protect both parties' interests in the event of a termination of employment by providing the executive officer with the opportunity to receive certain post-employment payments and benefits in the event of certain terminations of employment, including following a change in control of the Company. These post-employment compensation arrangements and other specific terms and conditions of the employment agreements are described in more detail in "Compensation Discussion and Analysis - Post-Employment Compensation" below and "Compensation of Named Executive Officers - Potential Payments upon Termination and Change in Control" elsewhere in this Proxy Statement.

Post-Employment Compensation

We believe that having in place reasonable and competitive post-employment compensation arrangements are essential to attracting and retaining highly-qualified executive officers. Each of our employment agreements with our executive officers contain post-employment compensation arrangements in the event of an involuntary termination of employment, and, for Messrs. Flake and Wittenburg, an involuntary termination of employment in connection with a change in control of the Company. These post-employment compensation arrangements are described in more detail in "Compensation of Named Executive Officers - Potential Payments upon Termination and Change in Control" elsewhere in this Proxy Statement.

These post-employment compensation arrangements are designed to provide reasonable compensation to executive officers who leave the Company under certain circumstances to facilitate their transition to new employment. Further, we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing executive officer to sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation payments or benefits.

In determining payment and benefit levels under the various circumstances triggering the post-employment compensation provisions of our employment agreements with our executive officers, the Committee has drawn a distinction between voluntary terminations of employment and terminations of employment for cause and terminations of employment without cause or, in the case of Messrs. Flake and Wittenburg, as a result of certain termination events following a change in control of the Company. Payment in the latter circumstances has been deemed appropriate in light of the benefits to us described above, as well as the likelihood that the executive officer's departure is due, at least in part, to circumstances not within his or her control. In contrast, we believe that payments are not appropriate in the event of a termination of employment for cause or a voluntary resignation because such events often reflect either inadequate performance or an affirmative decision by the executive officer to end his or her relationship with us.

As previously noted, our employment agreements with Messrs. Flake and Wittenburg contain post-employment compensation arrangements in the event of certain termination events following a change in control of the Company. Specifically, all cash payments and benefits to Messrs. Flake and Wittenburg in the event of certain termination events following a change in control of the Company are payable only if there is a subsequent loss of employment by either of them (a so-called "double-trigger" arrangement). We believe that these arrangements align the interests of our principal executive officers and stockholders when considering the long-term future for the Company, as they keep our principal executive officers focused on pursuing all corporate transaction activity that is in the best interests of stockholders regardless of whether those transactions may result in their own job loss.

Further, under our 2007 Stock Plan and our 2014 Equity Incentive Plan, the equity award agreements applicable to our executive officers, including the named executive officers, provide that if, within 12 months of a change in control of the Company, his or her employment is terminated, without cause or if he or she resigns for good reason, or if the acquiring company does not assume or substitute for any outstanding equity awards held by him or her, then all of the outstanding equity awards will become immediately vested and exercisable in full. We use this "double-trigger" arrangement to protect against the loss of retention power following a change in control of the Company and to avoid windfalls, both of which could occur if vesting accelerated automatically as a result of the transaction.

Historically, we have avoided committing to cover excise tax payments (or "gross-ups") relating to a change in control of the Company and have no such obligations in place with respect to any of our executive officers, including the named executive officers.

For information on the post-employment compensation arrangements for the named executive officers, as well as an estimate of the potential payments and benefits payable under these arrangements as of the end of fiscal 2016, see "Compensation of Named Executive Officers - Potential Payments upon Termination and Change in Control" elsewhere in this Proxy Statement.

Other Compensation Policies and Practices

Policy Regarding the Pricing and Timing of Equity Awards

While we have not yet adopted a formal policy regarding the timing of equity awards, including stock options and RSUs, it has been our practice as a public company, which we expect to continue, that the granting of equity awards occurs after the release of any earnings statement and that stock options have an exercise price not less than the fair value of the underlying shares of our common stock on the date of grant.

All outstanding equity awards to our named executive officers have been granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at the closing price of our common stock on the date of grant.

Stock Ownership Policy

Currently, we have not adopted stock ownership guidelines for our executive officers and the non-executive officer members of our board of directors.

Compensation Recovery ("Clawback") Policy

We have not adopted a separate executive compensation recovery ("clawback") policy. Our 2014 Equity Incentive Plan, however, provides that if we are required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct of any employee who knowingly or through gross negligence engaged in the misconduct, or who knowingly or through gross negligence failed to prevent the misconduct, our CEO and CFO must reimburse us for any payment in settlement of an equity award received during the 12-month period following the filing of the financial document and any profits realized from the sale of securities during such 12-month period.

In addition, we will comply with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and adopt a compensation recovery ("clawback") policy once the SEC has adopted final regulations and the NYSE has modified its listing standard to implement the requirements of Section 954.

Hedging and Pledging Prohibitions

Our Insider Trading Policy provides that no one subject to the policy, including all of our directors, employees and executive officers, may engage in short sales, puts, calls or other derivative transactions involving our securities. It further provides that no one subject to the policy, including all of our directors, employees and executive officers, may engage in hedging or monetization transactions involving our securities, pledge our securities as collateral for a loan, or hold our securities in a margin account.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Generally, Section 162(m) of the Code disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to their chief executive officer and each of the three other most highly-compensated executive officers (other than the chief executive officer and chief financial officer) whose compensation is required to be disclosed to their stockholders under the Exchange Act in any taxable year. Remuneration in excess of $1 million may only be deducted if it is "performance-based compensation" within the meaning of Section 162(m) or qualifies for one of the other exemptions from the deductibility limit. In making compensation decisions, the Committee considers the potential effects of Section 162(m) on the compensation paid to the named executive officers.

Prior to our becoming a publicly-traded company, our board of directors had not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation for the covered executive officers. As a publicly-traded company, the Committee is mindful of the benefits of full deductibility of compensation, and intends to operate our executive compensation program to be most efficient and effective for our stockholders, which may include compliance with the deductibility limit of Section 162(m).

Where reasonably practicable, the Committee may seek to qualify the performance-based incentive compensation paid or awarded to the named executive officers for the "performance-based compensation" exemption from the deductibility limit of Section 162(m). As such, in approving the amount and form of compensation for the named executive officers, the Committee considers all elements of our cost of providing such compensation, including the potential impact of Section 162(m). To maintain flexibility in compensating the named executive officers in a manner designed to promote varying corporate goals, however, the Committee has not adopted a policy that all compensation payable to the named executive officers that is subject to Section 162(m) must be deductible for federal income tax purposes. From time to time, the Committee may, in its judgment, approve compensation for the named executive officers that does not comply with an exemption from the deductibility limit when it believes that such compensation is in the best interests of the Company and our stockholders.

Accounting for Stock-Based Compensation

The Committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standard Board Accounting Standards Codification Topic 718, or FASB ASC Topic 718, for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and members of our board of directors, including options to purchase shares of our common stock and other stock awards, based on the grant date "fair value" of these awards. FASB ASC Topic 718 also requires us to recognize the compensation cost of our share-based payment awards in our income statement over the period that an employee, including our executive officers, is required to render service in exchange for the award (which, generally, will correspond to the award's vesting schedule). These calculations are performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.

REPORT OF THE COMPENSATION COMMITTEE

The Committee has reviewed and discussed the Compensation Disclosure and Analysis set forth above with our management. Based on its review and discussions, the Committee recommended to our board of directors that the Compensation Disclosure and Analysis be included in this proxy statement.

Submitted by the compensation committee of the board of directors,

Carl James Schaper, Chair
Michael M. Brown
Jeffrey T. Diehl
Michael J. Maples, Sr.

The foregoing Report of the Compensation Committee shall not be deemed to be incorporated by reference into any filing of Q2 Holdings, Inc. under the Securities Act, or the Exchange Act, except to the extent that we specifically incorporate such information by reference in such filing and shall not otherwise be deemed "filed" under either the Securities Act or the Exchange Act or considered to be "soliciting material."

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Summary Compensation Table

The following table presents compensation information for fiscal 2016, 2015 and 2014 paid to, or earned by, our principal executive officer, principal financial officer and our three other most highly compensated executive officers as of December 31, 2016. We refer to these executive officers as our "named executive officers" in this proxy statement. For fiscal 2016 our named executive officers were Matthew P. Flake, Odus E. Wittenburg, Jr., Jennifer N. Harris, Adam D. Blue and John E. Breeden. No disclosure is provided for persons for years prior to the executive officer becoming a named executive officer.

Name and Principal Position	Year	Salary	Bonus		Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation		All Other Compensation(5)	Total
Matthew P. Flake	2016	$451,731	$—		$1,128,636	$1,134,420	$390,000	(2)	$15,644	$3,120,431
Chief Executive Officer	2015	395,000	—		948,930	921,116	311,250	(3)	8,083	2,584,379
	2014	343,125	—		—	4,058,561	268,797	(4)	8,093	4,678,576

Odus E. Wittenburg, Jr. (6)	2016	157,115	75,000	(7)	2,342,600	2,287,196	134,058	(8)	3,890	4,999,858
President

Jennifer N. Harris	2016	316,211	—		560,466	562,548	185,250	(2)	13,068	1,637,544
Chief Financial Officer	2015	294,096	—		464,370	444,110	168,075	(3)	9,322	1,379,973
	2014	265,000	—		—	1,130,521	91,391	(4)	8,593	1,495,505

Adam D. Blue	2016	301,154	—		387,126	388,500	145,275	(2)	10,661	1,232,716
Executive Vice President and Chief Technology Officer	2015	270,000	—		242,280	238,503	136,890	(3)	7,121	894,794
	2014	250,000	—		—	1,082,283	129,699	(4)	8,655	1,470,637

John E. Breeden	2016	279,069	—		292,752	294,483	149,760	(2)	12,692	1,028,757
Executive Vice President of Operations	2015	270,012	—		282,660	279,625	125,736	(3)	8,547	966,580

(1)
Amounts represent the aggregate grant date fair value of stock options and RSUs granted during the year computed in accordance with FASB ASC Topic 718. Assumptions used in calculating these amounts are described in Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

(2)	Includes amounts earned under our 2016 Bonus Plan as described below.

(3)	Includes amounts earned under our 2015 Bonus Plan as described below.

(4)	Includes amounts earned under our 2014 Bonus Plan as described below.

(5)
Consists of (i) the employer's portion of premiums paid for medical, dental, vision, short-term disability, long term disability, life and accidental death and dismemberment insurance consistent with such amounts payable for all of our employees, (ii) employer paid health savings account contributions available for all of our employees, (iii) for Ms. Harris and Messrs. Blue and Breeden, fees for participation on certain of our employee committees, consistent with the fee structure applicable for all of our employees, including non-executive officers, who participate on such committees, (iv) for Ms. Harris, amounts received under an employee recognition program available for all of our employees, and (v) for Mr. Flake, the fair market value of travel costs for Mr. Flake and his spouse to attend our CEO sales club trip, consistent with the travel reimbursement policy for all of our employees attending such trip, including non-executive officer employees.

(6)	Mr. Wittenburg was hired as President on August 22, 2016. His annualized base salary in fiscal 2016 was $430,000.

(7)
Represents a sign-on bonus paid on Mr. Wittenburg's start date, subject to a claw back provision covering 100% of such sign-on bonus in the event his employment with us is terminated for any reason within one year of his start date.

(8)	Mr. Wittenburg received a bonus payment equal to a pro-rated portion of his 2016 Bonus Plan target incentive bonus based on the number of days he was employed during 2016.

Cash Awards under the 2014 Bonus Plan

Messrs. Flake and Blue and Ms. Harris participated in the 2014 Bonus Plan, which provided for the amounts earned to be based on the following metrics:

	Weighting of Performance Measures as a % of Bonus Payment
Performance Measure	Mr. Flake	Ms. Harris	Mr. Blue
Bookings	50%	50%	25%
Gross Margin	50%	50%	25%
Individual Business Objectives	—%	—%	50%

The bookings performance measure consisted of monthly recurring bookings revenue based on committed or contracted levels in our customer agreements, with an exclusion for one-time services. The gross margin measure consisted of our gross margin calculated in accordance with GAAP but excluding stock based compensation expenses, capitalization and amortization. The 2014 Bonus Plan provided that the bookings and gross margin performance measures were measured against bookings and gross margin targets based on the 2014 annual budget approved by the board of directors. The individual business objectives performance measure consisted of business objectives specific to the individual named executive officer and was measured based upon attainment of specified target objectives.

The payouts under the 2014 Bonus Plan were based on our performance as a company within a range of each performance measure's target. For Messrs. Flake and Blue and Ms. Harris, no incentive payment was to be earned for performance below the target minimum and the maximum bonus was to be earned at the target maximum. The range and target for each performance measure applicable to Messrs. Flake and Blue and Ms. Harris are set forth in the following table:

Achievement Level	Percentage of Bookings and Gross Margin Performance Measure Attained	Corresponding Weighted Payout Percentage Per Performance Measure
Minimum	90%	50%
At target	100%	100%
Maximum	120%	150%

The bonus payment as a percentage of the base salary at target of each of Messrs. Flake and Blue and Ms. Harris established by the Committee for fiscal 2014, are set forth in the following table:

Named Executive Officer	% Base Salary at Target
Matthew P. Flake	73%
Jennifer N. Harris	32%
Adam D. Blue	50%

Cash Awards under the 2015 Bonus Plan

Messrs. Flake, Blue and Breeden and Ms. Harris participated in the 2015 Bonus Plan, which provided for the amounts earned to be based on the following metrics:

	Weighting of Performance Measure as a % of Bonus Payment
Performance Measure	Mr. Flake	Ms. Harris	Mr. Blue	Mr. Breeden
Revenue	50%	50%	40%	40%
Gross Margin	50%	50%	40%	40%
Individual Business Objectives	—%	—%	20%	20%

The revenue performance measure consisted of GAAP revenues. The gross margin performance measure consisted of our gross margin calculated in accordance with GAAP, but excluding stock based compensation expenses, capitalization and amortization. The 2015 Bonus Plan provided that the revenue and gross margin performance measures were measured against revenue and gross margin targets based on the 2015 annual budget approved by the board of directors. The individual business objectives performance measure consisted of business objectives specific to the individual named executive officer and was measured based upon attainment of specified target objectives.

The payouts under the 2015 Bonus Plan were based on our performance as a company within a range of each performance measure's target. For Messrs. Flake, Blue and Breeden and Ms. Harris, no incentive payment was to be earned for performance below the target minimum and the maximum bonus was to be earned at the target maximum. The range and target for each performance measure applicable to Messrs. Flake, Blue and Breeden and Ms. Harris are set forth in the following table:

Achievement Level	Percentage of Revenue and Gross Margin Performance Measure Attained	Corresponding Weighted Payout Percentage Per Performance Measure
Minimum	95%	50%
At target	100%	100%
Maximum	120%	150%

The bonus payment as a percentage of the base salary at target of each of Messrs. Flake, Blue and Breeden and Ms. Harris established by the Committee for fiscal 2015, are set forth in the following table:

Named Executive Officer	% Base Salary at Target
Matthew P. Flake	76%
Jennifer N. Harris	55%
Adam D. Blue	46%
John E. Breeden	46%

Cash Awards under the 2016 Bonus Plan

Messrs. Flake, Blue and Breeden and Ms. Harris participated in the 2016 Bonus Plan, which provided for the amounts earned to be based on the following metrics:

	Weighting of Performance Measure as a % of Bonus Payment
Performance Measure	Mr. Flake	Ms. Harris	Mr. Blue	Mr. Breeden
Revenue	50%	50%	50%	50%
Gross Margin	50%	50%	50%	50%

The revenue performance measure consisted of GAAP revenues. The gross margin performance measure consisted of our gross margin calculated in accordance with GAAP, but excluding stock based compensation expenses, capitalization and amortization. The 2016 Bonus Plan provided that the revenue and gross margin performance measures were measured against revenue and gross margin targets based on the 2016 annual budget approved by the board of directors.

The payouts under the 2016 Bonus Plan were based on our performance as a company within a range of each performance measure's target. For Messrs. Flake, Blue and Breeden and Ms. Harris, no incentive payment was to be earned for performance below the target minimum and the maximum bonus was to be earned at the target maximum. The range and target for each performance measure applicable to Messrs. Flake, Blue and Breeden and Ms. Harris are set forth in the following table:

Achievement Level	Percentage of Revenue and Gross Margin Performance Measure Attained	Corresponding Weighted Payout Percentage Per Performance Measure
Minimum	95%	50%
At target	100%	100%
Maximum	120%	150%

The bonus payment as a percentage of the base salary at target of each of Messrs. Flake, Blue and Breeden and Ms. Harris established by the Committee for fiscal 2016, are set forth in the following table:

Named Executive Officer	% Base Salary at Target
Matthew P. Flake	89%
Jennifer N. Harris	60%
Adam D. Blue	50%
John E. Breeden	55%

Per the terms of his employment agreement, Mr. Wittenburg's fiscal 2016 annual cash bonus was based on a target annual cash bonus opportunity of $370,000, pro-rated based on the number of days he was employed during fiscal 2016.

Potential Payments Upon Termination and Change in Control

Each of our named executive officers is subject to certain obligations relating to non-competition, non-solicitation, proprietary information and assignment of inventions. Pursuant to these obligations, each named executive officer has agreed (i) not to solicit our employees or customers during employment and for a period of twelve months after the termination of employment, (ii) not to compete with us or assist any other person to compete with us during employment and (iii) to protect our confidential and proprietary information and to assign to us intellectual property developed during the course of employment.

In addition, we have entered into employment agreements with each of our named executive officers. The following is a summary of the employment agreements with our named executive officers as currently in effect.

Matthew P. Flake is party to an amended and restated employment agreement with us effective February 20, 2014. This employment agreement has no specific term and constitutes at-will employment. Mr. Flake's current annual base salary is $460,000. Mr. Flake is also eligible to receive benefits that are substantially similar to those of our other employees. His employment agreement also specifies his eligibility for an annual incentive bonus, which is currently targeted at $420,000 for fiscal 2017. Payment of any bonus to Mr. Flake is subject to approval by our board of directors.

Pursuant to this agreement, in the event that we terminate Mr. Flake's employment for any reason, other than for "cause" (as such term is defined below), we will be obligated to pay him in equal installments over a twelve-month period (i) 100% of his then-current annual base salary and (ii) his then-current annual cash incentive bonus at target for twelve months. Mr. Flake's employment agreement also provides that in the event he voluntarily terminates his employment with us for "good reason" (as such term is defined below), or Mr. Flake is terminated without "cause", in either case within twelve months following a change in control, or if an acquiring company does not assume or substitute for any options held by him, he will be entitled to acceleration of the vesting of all unvested equity awards held by him. Mr. Flake's agreement requires him to provide us with 30 days prior notice of any alleged event of good reason and give us 30 days to cure any such event. The payment of these severance amounts is contingent on Mr. Flake (i) executing a mutual release of claims and (ii) continuing to protect our confidential and proprietary information.

Odus E. Wittenburg, Jr. is party to an employment agreement with us effective August 22, 2016. This employment agreement has no specific term and constitutes at-will employment. Mr. Wittenburg's current annual base salary is $430,000. Mr. Wittenburg is also eligible to receive benefits that are substantially similar to those of our other employees. His employment agreement also specifies his eligibility for an annual incentive bonus, which is currently targeted at $370,000 for fiscal 2017. Payment of any bonus to Mr. Wittenburg is subject to approval by our board of directors.

Pursuant to this agreement, in the event that we terminate Mr. Wittenburg's employment for any reason, other than for "cause" (as such term is defined below), we will be obligated to pay him in equal installments over a twelve-month period (i) 100% of his then-current annual base salary and (ii) his then-current annual cash incentive bonus at target, pro-rated through his date of termination. Mr. Wittenburg's employment agreement also provides that in the event he voluntarily terminates his employment with us for "good reason" (as such term is defined below), or Mr. Wittenburg is terminated without "cause", in either case within twelve months following a change in control, or if an acquiring company does not assume or substitute for any options held by him, he will be entitled to acceleration of the vesting of all unvested equity awards held by him. Mr. Wittenburg's agreement requires him to provide us with 30 days prior notice of any alleged event of good reason and give us 30 days to cure any such event. The payment of these severance amounts is contingent on Mr. Wittenburg (i) executing a mutual release of claims and (ii) continuing to protect our confidential and proprietary information.

Jennifer N. Harris is party to an employment agreement with us effective February 20, 2014. This employment agreement has no specific term and constitutes at-will employment. Ms. Harris' current annual base salary is $346,500. Ms. Harris is also eligible to receive benefits that are substantially similar to those of our other employees. Her employment agreement also specifies her eligibility for an annual incentive bonus, which is currently targeted at $257,500 for fiscal 2017. Payment of any bonus to Ms. Harris is subject to approval by our board of directors.

Pursuant to this agreement, in the event that we terminate Ms. Harris' employment for any reason, other than for "cause" (as such term is defined below), we will be obligated to pay her 100% of her then-current annual base salary in equal installments over a twelve-month period. The payment of this severance amount is contingent on Ms. Harris (i) executing a mutual release of claims and (ii) continuing to protect our confidential and proprietary information.

Adam D. Blue is party to an employment agreement with us effective February 7, 2014. This employment agreement has no specific term and constitutes at-will employment. Mr. Blue's current annual base salary is $300,000. Mr. Blue is also eligible to receive benefits that are substantially similar to those of our other employees. His employment agreement also specifies his eligibility for an annual incentive bonus, which is currently targeted at $156,500 for fiscal 2017. Payment of any bonus to Mr. Blue is subject to approval by our board of directors.

Pursuant to this agreement, in the event that we terminate Mr. Blue's employment for any reason, other than for "cause" (as such term is defined below), we will be obligated to pay him 50% of his then-current annual base salary in equal installments over a six-month period. The payment of this severance amount is contingent on Mr. Blue (i) executing a mutual release of claims and (ii) continuing to protect our confidential and proprietary information.

John E. Breeden is party to an employment agreement with us effective February 20, 2014. This employment agreement has no specific term and constitutes at-will employment. Mr. Breeden's current annual base salary is $290,000. Mr. Breeden is also eligible to receive benefits that are substantially similar to those of our other employees. His employment agreement also specifies his eligibility for an annual incentive bonus, which is currently targeted at $153,600 for fiscal 2017. Payment of any bonus to Mr. Breeden is subject to approval by our board of directors.

Pursuant to this agreement, in the event that we terminate Mr. Breeden's employment for any reason, other than for "cause" (as such term is defined below), we will be obligated to pay him 50% of his then-current annual base salary in equal installments over a six-month period. The payment of this severance amount is contingent on Mr. Breeden (i) executing a mutual release of claims and (ii) continuing to protect our confidential and proprietary information.

"Cause" is defined in these employment agreements as a named executive officer's: (i) acts or omissions constituting gross negligence, recklessness or willful misconduct, (ii) material breach of the employment agreement or of his/her non-competition, non-solicitation, confidentiality and intellectual property assignment obligations to us, (iii) conviction or entry of a plea of nolo contendere for fraud, misappropriation, or embezzlement or any felony or crime of moral turpitude, (iv) willful neglect of duties, (v) unsatisfactory performance as determined, with respect to Mr. Flake, by the board of directors, or, with respect to Messrs. Wittenburg, Blue or Breeden, or Ms. Harris, by our chief executive officer, (vi) failure to perform essential functions due to mental or physical disability or (vii) death.

"Good reason" is defined in each of Messrs. Flake's and Wittenburg's employment agreements as: (i) a material reduction in his title or position or an assignment to him of operational authority or duties which are materially inconsistent with the usual and customary operational authority and duties of a person in his position in similarly situated companies, (ii) a material reduction in base compensation or (iii) required relocation to any place outside of a 50-mile radius of our current headquarters.

In addition, each of the named executive officers' equity award agreements provide for potential benefits due upon a termination of employment upon a change in control as described below under "—Change in Control Acceleration."

Change in Control Acceleration

Under our 2007 Stock Plan, or the 2007 Plan, and our 2014 Equity Incentive Plan, or the 2014 Plan, the stock option agreements and RSU agreements applicable to the named executive officers provide that if the officer, within twelve months of a change of control, (i) is terminated without cause or (ii) resigns for good reason, or if the acquiring company does not assume or substitute for any options or restricted stock units held by such executive officer, then all of the unvested stock options and restricted stock units shall become immediately vested and exercisable in full. "Good reason" has the same definition in these stock option agreements and restricted stock unit agreements as in Messrs. Flake's and Wittenburg's employment agreements described above.

"Cause" is defined in the stock option agreements and restricted stock units agreements as a grantee's: (i) theft, dishonesty, or falsification of our documents or records, (ii) improper use or disclosure of our confidential or proprietary information, (iii) any action which has a material detrimental effect on our reputation or business, (iv) the failure or inability to perform any reasonable assigned duties after written notice from us of, and a reasonable opportunity to cure, such failure or inability, (v) any material breach of any employment agreement with us, which breach is not cured pursuant to the terms of such agreement or (vi) the conviction (including any plea of guilty or nolo contendere) of any criminal act which impairs the participant's ability to perform his or her duties with us.

Potential Payment Tables
The table below estimates the payments and benefits that each of our named executive officers would have received in the event his or her employment had been involuntarily terminated without "cause" (as defined above in "Compensation of Named Executive Officers - Potential Payments upon Termination and Change in Control") not in connection with a change in control as of December 31, 2016.

	Cash Payments		Equity Acceleration
Named Executive Officer	Salary ($)	Bonus ($)	Shares	Market Value of Accelerated Equity (net of exercise price, if any) ($)	Total ($)
Matthew P. Flake	$450,000	$400,000	—	$—	$850,000
Odus E. Wittenburg, Jr.	430,000	134,058	—	—	564,058
Jennifer N. Harris	315,000	—	—	—	315,000
Adam D. Blue	150,000	—	—	—	150,000
John E. Breeden	139,000	—	—	—	139,000

The table below estimates the payments and benefits that each of our named executive officers would have received in the event his or her employment had been involuntarily terminated without "cause" or voluntarily terminated for "good reason," in either case immediately following a change in control, assuming the termination occurred on December 31, 2016. See "Compensation of Named Executive Officers - Potential Payments upon Termination and Change in Control" directly above for the applicable definitions of "cause" and "good reason."

	Cash Payments		Equity Acceleration
Named Executive Officer	Salary ($)	Bonus ($)	Shares	Market Value of Accelerated Equity ($)(1)	Total ($)
Matthew P. Flake	$450,000	$400,000	240,809	$10,879,193	$11,729,193
Odus E. Wittenburg, Jr.	430,000	134,058	297,500	2,726,375	3,290,433
Jennifer N. Harris	315,000	—	209,986	3,559,610	3,874,610
Adam D. Blue	150,000	—	176,059	3,120,700	3,270,700
John E. Breeden	139,000	—	142,955	2,513,626	2,652,626

(1)
Based upon a closing price of $28.85 of our common stock on the NYSE on December 30, 2016, the trading day immediately preceding December 31, 2016. The market value of stock option acceleration is calculated by multiplying (i) $28.85 less the applicable exercise price, by (ii) the number of shares of stock underlying accelerated stock options. The market value of RSU acceleration is calculated by multiplying (i) $28.85, by (ii) the number of shares of common stock underlying accelerated RSUs.

Summary of Equity Plans

2007 Stock Plan
Our 2007 Plan, was adopted by our board of directors and approved by our stockholders in July 2007. Our 2007 Plan provides for the grant of incentive stock options, nonstatutory stock options and stock purchase rights to our employees, directors and consultants who provide services to us. As of December 31, 2016, options to purchase 2,573,070 shares of common stock were outstanding and no future awards will be made under such plan. Our 2007 Plan will continue to govern the terms and conditions of all outstanding equity awards granted under the 2007 Plan. As of December 31, 2016, no awards had been granted under the 2007 Plan other than incentive stock options and nonqualified stock options.

Our standard form of option agreement under the 2007 Plan provides that options will vest 25% on the first anniversary of the vesting commencement date with the remainder vesting ratably over the next 36 months, subject to continued service through each applicable date. Our standard form of option agreement provides that in the event of a change in control, if the options are (i) not assumed or continued by the successor corporation, (ii) not exercised by the holder prior to the transaction or (iii) not cashed out at the time of the transaction, then the options will vest in full effective as of the time of the change in control. In addition, our standard form of option agreement provides that if a participant, within 12 months of a change of control, (i) is terminated without cause or (ii) resigns for good reason, or if the acquiring company does not assume or substitute for any options held by such participant, then all of then unvested stock options shall become immediately vested and exercisable in full. Stock options granted prior to August 8, 2012 had a maximum term of 10 years. Options granted on or after August 8, 2012 had a maximum term of seven years.

For purposes of the standard form of stock option agreement, the following definitions apply:

"Cause" is defined in the option agreement as: (i) theft, dishonesty, or falsification of our documents or records, (ii) improper use or disclosure of our confidential or proprietary information, (iii) any action which has a material detrimental effect on our reputation or business, (iv) the failure or inability to perform any reasonable assigned duties after written notice from us of, and a reasonable opportunity to cure, such failure or inability, (v) any material breach of any employment agreement with us, which breach is not cured pursuant to the terms of such agreement or (vi) the conviction (including any plea of guilty or nolo contendere) of any criminal act which impairs the participant's ability to perform his or her duties with us.

"Good reason" is defined in the option agreement as: (i) any failure to pay, or any material reduction of, base salary and (ii) any failure to (a) continue to provide the opportunity to participate, on terms no less favorable than those in effect, in any benefit or compensation plan in effect prior to the change in control or (b) provide all other fringe benefits then held.

Our 2007 Plan provides that our board of directors, or its designated committee, may equitably and proportionally adjust or substitute outstanding options upon certain events, including, without limitation, changes in our capitalization through stock splits, recapitalizations, mergers or consolidations.

2014 Equity Incentive Plan
Our 2014 Plan, was approved by our board of directors and our stockholders in March 2014. It is intended to make available incentives that will assist us to attract, retain and motivate employees (including officers), consultants and directors. We may provide these incentives through the grant of stock options, stock appreciation rights, restricted stock, RSUs, performance shares and units and other cash-based or stock-based awards. As of December 31, 2016, 2,080,198 shares of common stock were available for issuance pursuant to our 2014 Plan.
A total of 1,850,000 shares of our common stock was initially authorized and reserved for issuance under the 2014 Plan. This reserve automatically increased on each of January 1, 2015, 2016 and 2017 and will automatically increase each subsequent anniversary through 2024, by an amount equal to the smaller of (a) 4.5% of the number of shares of common stock issued and outstanding on the immediately preceding December 31, or (b) an amount determined by our board of directors. This reserve was also increased to include any shares remaining available under our 2007 Plan at the time of its termination and will be increased to include any shares issuable upon exercise of options granted under our 2007 Plan that expire or terminate without having been exercised in full.
Appropriate adjustments will be made in the number of authorized shares and other numerical limits in the 2014 Plan and in outstanding awards to prevent dilution or enlargement of participants' rights in the event of a stock split or other change in our capital structure. Shares subject to awards which expire or are canceled or forfeited will again become available for issuance under the 2014 Plan. The shares available will not be reduced by awards settled in cash or by shares withheld to satisfy tax withholding obligations and the net number of shares issued upon the exercise of stock appreciation rights or options exercised by means of a net exercise or by tender of previously owned shares will be deducted from the shares available under the 2014 Plan.
The 2014 Plan is generally administered by the Committee. Subject to the provisions of the 2014 Plan, the Committee determines in its discretion the persons to whom and the times at which awards are granted, the sizes of such awards and all of their terms and conditions. The Committee has the authority to construe and interpret the terms of the 2014 Plan and awards granted under it. The 2014 Plan provides, subject to certain limitations, for indemnification by us of any director, officer or employee against all judgments, amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred in connection with any legal action arising from such person's action or failure to act in administering the 2014 Plan.
The 2014 Plan authorizes the Committee, without further stockholder approval, to provide for the cancellation of stock options or stock appreciation rights with exercise prices in excess of the fair market value of the underlying shares of common stock in exchange for new options or other equity awards with exercise prices equal to the fair market value of the underlying common stock or a cash payment.
Awards may be granted under the 2014 Plan to our employees (including officers), directors or consultants, or those of any present or future parent or subsidiary corporation or other affiliated entity. All awards will be evidenced by a written agreement between us and the holder of the award and may include any of the following:

•
Stock Options.  We may grant nonstatutory stock options or incentive stock options (as described in Section 422 of the Code), each of which gives its holder the right, during a specified term (not exceeding 10 years) and subject to any specified vesting or other conditions, to purchase a number of shares of our common stock at an exercise price per share determined by the administrator, which may not be less than the fair market value of a share of our common stock on the date of grant.

•
Stock Appreciation Rights.  A stock appreciation right gives its holder the right, during a specified term (not exceeding 10 years) and subject to any specified vesting or other conditions, to receive the appreciation in the fair market value of our common stock between the date of grant of the award and the date of its exercise. We may pay the appreciation in shares of our common stock or in cash, except that a stock appreciation right granted in tandem with a related option is payable only in stock.

•
Restricted Stock.  We may grant restricted stock awards either as a bonus or as a purchase right at such price as the administrator determines. Shares of restricted stock remain subject to forfeiture until vested, based on such terms and conditions as the administrator specifies. Holders of restricted stock will have the right to vote the shares and to receive any dividends paid, except that the dividends may be subject to the same vesting conditions as the related shares.

•
Restricted Stock Units, or RSUs.  RSUs represent rights to receive shares of our common stock (or their value in cash) at a future date without payment of a purchase price (unless required under applicable state corporate laws), subject to vesting or other conditions specified by the administrator. Holders of RSUs have no voting rights or rights to receive cash dividends unless and until shares of common stock are issued in settlement of such awards. However, the administrator may grant RSUs that entitle their holders to dividend equivalent rights.

•
Performance Shares and Performance Units.  Performance shares and performance units are awards that will result in a payment to their holder only if specified performance goals are achieved during a specified performance period. Performance share awards are rights denominated in shares of our common stock, while performance unit awards are rights denominated in dollars. The administrator may establish the applicable performance goals based on one or more measures of business performance enumerated in the 2014 Plan, such as net revenues, gross margin, net income or total stockholder return. To the extent earned, performance share and unit awards may be settled in cash or in shares of our common stock. Holders of performance shares or performance units have no voting rights or rights to receive cash dividends unless and until shares of common stock are issued in settlement of such awards. However, the administrator may grant performance shares that entitle their holders to dividend equivalent rights.

•
Cash-Based Awards and Other Stock-Based Awards.  The administrator may grant cash-based awards that specify a monetary payment or range of payments or other stock-based awards that specify a number or range of shares or units that, in either case, are subject to vesting or other conditions specified by the administrator. Settlement of these awards may be in cash or shares of our common stock, as determined by the administrator. Their holder will have no voting rights or right to receive cash dividends unless and until shares of our common stock are issued pursuant to the award. The administrator may grant dividend equivalent rights with respect to other stock-based awards.

In the event of a change in control as described in the 2014 Plan, the acquiring or successor entity may assume or continue all or any awards outstanding under the 2014 Plan or substitute substantially equivalent awards. Any awards which are not assumed or continued in connection with a change in control or are not exercised or settled prior to the change in control will terminate effective as of the time of the change in control. The Committee may provide for the acceleration of vesting of any or all outstanding awards upon such terms and to such extent as it determines, except that the vesting of all awards held by members of the board of directors who are not employees will automatically be accelerated in full. The 2014 Plan also authorizes the Committee, in its discretion and without the consent of any participant, to cancel each or any outstanding award denominated in shares upon a change in control in exchange for a payment to the participant with respect to each share subject to the canceled award of an amount equal to the excess of the consideration to be paid per share of common stock in the change in control transaction over the exercise price per share, if any, under the award.
The 2014 Plan will continue in effect until it is terminated by the administrator, provided, however, that all awards will be granted, if at all, within 10 years of its effective date. The administrator may amend, suspend or terminate the 2014 Plan at any time, provided that without stockholder approval, the plan cannot be amended to increase the number of shares authorized, change the class of persons eligible to receive incentive stock options, or effect any other change that would require stockholder approval under any applicable law or listing rule.
2014 Employee Stock Purchase Plan
In March 2014, our board of directors adopted and our stockholders approved our 2014 Employee Stock Purchase Plan, or ESPP, which our board has discretion to implement at any time.
A total of 800,000 shares of our common stock are available for sale under our ESPP. In addition, our ESPP provides for annual increases in the number of shares available for issuance under the ESPP on January 1 of each year through 2024, equal to the smallest of:

•	500,000 shares;

•	1% of the issued and outstanding shares of our common stock on the immediately preceding December 31; or

•	such other amount as may be determined by our board of directors.

To date, our board of directors has determined not to increase the shares available for sale under our ESPP, as the ESPP has not yet been implemented. Appropriate adjustments will be made in the number of authorized shares and in outstanding purchase rights to prevent dilution or enlargement of participants' rights in the event of a stock split or other change in our capital structure. Shares subject to purchase rights which expire or are canceled will again become available for issuance under the ESPP.
The Committee will administer the ESPP and have full authority to interpret the terms of the ESPP. The ESPP provides, subject to certain limitations, for indemnification by us of any director, officer or employee against all judgments, amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred in connection with any legal action arising from such person's action or failure to act in administering the ESPP.
All of our employees, including our named executive officers, are eligible to participate if they are customarily employed by us for more than 20 hours per week and more than five months in any calendar year. However, an employee may not be granted rights to purchase stock under our ESPP if such employee:

•	immediately after the grant would own stock or options to purchase stock possessing 5.0% or more of the total combined voting power or value of all classes of our capital stock; or

•
holds rights to purchase stock under all of our employee stock purchase plans that would accrue at a rate that exceeds $25,000 worth of our stock for each calendar year in which the right to be granted would be outstanding at any time.

Our ESPP is intended to qualify under Section 423 of the Code. The ESPP will typically be implemented through consecutive six-month offering periods, generally starting on the first trading day on or after January 1 and July 1 of each year, except for the first such offering period, which will commence on a date to be determined by the administrator. The administrator may, in its discretion, modify the terms of future offering periods, including establishing offering periods of up to 27 months and providing for multiple purchase dates.
Our ESPP permits participants to purchase common stock through payroll deductions of up to 15% of their eligible cash compensation, which includes a participant's regular base wages or salary and payments of overtime, shift premiums and paid time off before deduction of taxes and certain compensation deferrals.
Amounts deducted and accumulated from participant compensation are used to purchase shares of our common stock at the end of each offering period. Unless otherwise provided by the administrator, the purchase price of the shares will be 85.0% of the lower of the fair market value of our common stock on the first trading day of the offering period or on the purchase date. Participants may end their participation at any time during an offering period and will receive a refund of their account balances not yet used to purchase shares. Participation ends automatically upon termination of employment with us.
Prior to the beginning of any offering period, the administrator may alter the maximum number of shares that may be purchased by any participant during the offering period or specify a maximum aggregate number of shares that may be purchased by all participants in the offering period. If insufficient shares remain available under the plan to permit all participants to purchase the number of shares to which they would otherwise be entitled, the administrator will make a pro rata allocation of the available shares. Any amounts withheld from participants' compensation in excess of the amounts used to purchase shares will be refunded, without interest.
A participant may not transfer rights granted under the ESPP other than by will, the laws of descent and distribution or as otherwise provided under the ESPP. In the event of a change in control, an acquiring or successor corporation may assume our rights and obligations under outstanding purchase rights or substitute substantially equivalent purchase rights. If the acquiring or successor corporation does not assume or substitute for outstanding purchase rights, then the purchase date of the offering periods then in progress will be accelerated to a date prior to the change in control. Our ESPP will continue in effect until terminated by the administrator. The Committee has the authority to amend, suspend or terminate our ESPP at any time.

Outstanding Equity Awards at December 31, 2016

The following table sets forth information regarding outstanding equity awards held by our named executive officers at December 31, 2016.

	OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options Exercisable(1)		Number of Securities Underlying Unexercised Options Unexercisable(1)		Option Exercise Price	Option Expiration Date	Number of Shares or Units That Have not Vested(1)		Market Value of Shares of Units of Stock That Have Not Vested
Matthew P. Flake	78,451	(2)	—		$3.10	12/7/2021
	445,312	(3)	304,688	(3)	$8.35	1/24/2021
	51,333	(4)	60,667	(4)	$20.19	2/20/2022
	—		146,000	(5)	$19.26	2/16/2023
							35,250	(6)	$1,016,962
							58,600	(7)	$1,690,610
Odus E. Wittenburg, Jr.	—		212,500	(8)	$27.56	8/22/2023
							85,000	(9)	$2,452,250
Jennifer N. Harris	25,486	(10)	4,688	(10)	$7.48	5/8/2020
	100,644	(11)	57,298	(11)	$8.35	1/24/2021
	24,750	(4)	29,250	(4)	$20.19	2/20/2022
	—		72,400	(5)	$19.26	2/16/2023
							17,250	(6)	$497,663
							29,100	(7)	$839,535
Adam D. Blue	25,000	(2)	—		$3.10	12/7/2021
	118,750	(3)	81,250	(3)	$8.35	1/24/2021
	13,291	(4)	15,709	(4)	$20.19	2/20/2022
	—		50,000	(5)	$19.26	2/16/2023
							9,000	(6)	$259,650
							20,100	(7)	$579,885
John E. Breeden	7,467	(12)	—	(12)	$6.57	11/7/2019
	42,812	(3)	60,938	(3)	$8.35	1/24/2021
	15,583	(4)	18,417	(4)	$20.19	2/20/2022
	—		37,900	(5)	$19.26	2/16/2023
							10,500	(6)	$302,925
							15,200	(7)	$438,520

(1)	Shares of common stock.

(2)	This option grant was fully vested as of December 7, 2015 and is fully exercisable.

(3)	This option grant vested as to 1/4 of the total option grant on January 24, 2016, and thereafter as to 1/32 of the total option grant monthly.

(4)	This option grant vested as to 1/4 of the total option grant on February 20, 2016, and thereafter as to 1/48 of the total option grant monthly.

(5)	This option grant vested as to 1/4 of the total option grant on February 16, 2017, and thereafter as to 1/48 of the total option grant monthly.

(6)	These RSUs were granted on February 20, 2015 and vest in four equal annual installments on each anniversary of the grant date.

(7)	These RSUs were granted on February 16, 2016 and vest in four equal annual installments on each anniversary of the grant date.

(8)	This option grant will vest as to 1/4 of the total option grant on August 22, 2017, and thereafter as to 1/48 of the total option grant monthly.

(9)	These RSUs were granted on August 22, 2016 and vest in four equal annual installments on each anniversary of the grant date.

(10)	This option grant vested as to 1/4 of the total option grant on March 18, 2014, and thereafter as to 1/48 of the total option grant monthly.

(11)	This option grant vested as to 1/4 of the total option grant on January 24, 2015, and thereafter as to 1/48 of the total option grant monthly.

(12)	This option grant was fully vested as of November 7, 2016 and is fully exercisable.

Option Exercises and Stock Vested in Fiscal 2016

The following table sets forth the number of shares of common stock acquired during fiscal 2016 by our named executive officers upon the exercise of stock options and the vesting of RSUs and the value realized upon such exercise or vesting.

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired Upon Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired Upon Vesting (#)	Value Realized on Vesting ($)(2)
Matthew P. Flake	209,979	$4,435,712	11,750	$235,235
Odus E. Wittenburg, Jr.	—	—	—	—
Jennifer N. Harris	56,000	1,006,332	5,750	115,115
Adam D. Blue	162,137	4,283,171	3,000	60,060
John E. Breeden	64,349	1,192,598	3,500	70,070

(1)
Calculated by multiplying (i) the fair market value of common stock on the exercise date, which was determined using the closing price on NYSE of a share of common stock on the date of exercise, or if such day is a holiday, on the immediately preceding trading day, less the applicable exercise price, by (ii) the number of shares of common stock acquired upon exercise.

(2)
Calculated by multiplying (i) the fair market value of common stock on the vesting date, which was determined using the closing price on NYSE of a share of common stock on the vesting date, or if such day is a holiday or weekend, on the immediately preceding trading day, by (ii) the number of shares of common stock acquired upon vesting.

Grants of Plan-Based Awards in Fiscal 2016

The following table sets forth information regarding grants of plan-based awards made to our named executive officers during fiscal 2016.

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)				All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Matthew P. Flake	n/a	$380,000	$400,000	$600,000	—	—	$—	$—
	2/16/16				58,600	—	—	1,128,636
	2/16/16				—	146,000	19.26	1,134,420
Odus E. Wittenburg, Jr.(4)	n/a	134,058	134,058	201,087	—	—	—	—
	8/22/16				85,000	—	—	2,342,600
	8/22/16				—	212,500	27.56	2,287,196
Jennifer N. Harris	n/a	180,500	190,000	285,000	—	—	—	—
	2/16/16				29,100	—	—	560,466
	2/16/16				—	72,400	19.26	562,548
Adam D. Blue	n/a	141,550	149,000	223,500	—	—	—	—
	2/16/16				20,100	—	—	387,126
	2/16/16				—	50,000	19.26	388,500
John E. Breeden	n/a	145,825	153,500	230,250	—	—	—	—
	2/16/16				15,200	—	—	292,752
	2/16/16				—	37,900	19.26	294,483

(1)
The amounts reported in this column represent amounts payable under our 2016 Bonus Plan. Actual bonuses received under the 2016 Bonus Plan by the named executive officers are reported in the Summary Compensation Table under the column entitled "Non-Equity Incentive Plan Compensation."

(2)	Represents RSUs.

(3)
Amounts represent the aggregate grant date fair value of stock options and RSUs granted during the year computed in accordance with FASB ASC Topic 718. Assumptions used in calculating these amounts are described in Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

(4)
The Estimated Future Payouts Under Non-Equity Incentive Plan Awards for Mr. Wittenburg reflect pro-rated amounts based on the number of days he was employed during fiscal 2016. His stated target bonus under the 2016 Bonus Plan was $370,000. Mr. Wittenburg's employment agreement provided for a minimum bonus payment equal to a pro-rated portion of his 2016 Bonus Plan target incentive bonus based on the number of days he was employed during 2016.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain three compensation plans that provide for the issuance of our Common Stock to officers and other employees, directors and consultants.  These consist of the 2007 Plan, the 2014 Plan, and the ESPP, each of which has been approved by our stockholders. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of December 31, 2016:

Plan Category	Number of shares to be issued upon exercise of outstanding options and rights(a)		Weighted-average exercise price of outstanding options and rights(b)		Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column(a))(c)
Equity compensation plans approved by stockholders	4,433,653	(1)	$12.91	(2)	2,880,198	(3)
Equity compensation plans not approved by stockholders	—		—		—
Total	4,433,653				2,880,198

(1)	Excludes purchase rights accruing under our ESPP.

(2)	The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account the shares of our common stock underlying RSUs, which have no exercise price.

(3)
Includes 2,080,198 shares of common stock available for issuance in connection with future awards under our 2014 Plan and 800,000 shares of common stock available for future issuance under the ESPP.  The 2014 Plan provides that the number of shares reserved for issuance under that plan will automatically increase on January 1, 2018 and each subsequent anniversary through 2024, by an amount equal to the smaller of (i) 4.5% of the number of shares of common stock issued and outstanding on the immediately preceding December 31, or (ii) an amount determined by the board of directors. The ESPP provides that the number of shares reserved for issuance under that plan will automatically increase on January 1, 2018 and each subsequent anniversary through 2024 equal to the smallest of (i) 500,000 shares, (ii) 1% of the issued and outstanding shares of our common stock on the immediately preceding December 31, or (iii) such other amount as may be determined by the board of directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transaction Policy

We have a written policy on authorizations, the Related Party Transactions Policy, which includes specific provisions for related party transactions. Pursuant to the Related Party Transactions Policy, related party transactions include any transaction, arrangement or relationship, or series of such transactions, including any indebtedness or guarantees, in which the amount involved exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest. In the event that a related party transaction is identified, such transaction must be reported to our Corporate Secretary and subsequently must be reviewed and approved or ratified by the chairman of our financial audit committee or our full financial audit committee, depending on the amount of the transaction. Any member of the financial audit committee who is one of the parties in the related party transaction and who has a direct material interest in the transaction may not participate in the approval of the transaction. The financial audit committee has pre-approved certain potential related party transactions in advance including employment of executive officers and director compensation.

Related Party Transactions

Since the beginning of fiscal 2016, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, except for the compensation and other arrangements described in "Corporate Governance—Compensation of Directors" and "Compensation of Named Executive Officers" elsewhere in this proxy statement and the transactions described below.

Stock Options Granted to Executive Officers and Directors

We have granted stock options and RSUs to our executive officers and the members of our board of directors. For more information regarding certain of these equity awards, see "Corporate Governance—Compensation of Directors" and "Compensation of Named Executive Officers" elsewhere in this Proxy Statement.

Investors' Rights Agreement

We are party to an amended and restated investors' rights agreement with certain of our stockholders. The amended and restated investors' rights agreement grants such stockholders certain registration rights, which include demand registration rights, piggyback registration rights and short-form registration rights, with respect to shares of our common stock.

Employment Agreements

We have entered into employment agreements with our executive officers. These employment agreements provide for severance payments upon termination of the executive in certain circumstances and acceleration of vesting of stock options and restricted stock units upon certain termination events following the occurrence of a change in control. Please see "Compensation of Named Executive Officers—Potential Payments upon Change in Control" elsewhere in this Proxy Statement for a summary of the potential payments to our named executive officers upon certain termination events following the occurrence of a change in control.

Indemnification of Officers and Directors

As permitted by Delaware law, our amended and restated certificate of incorporation provides that, to the fullest extent permitted by Delaware law, no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Pursuant to Delaware law such protection would be not available for liability:

•	for any breach of a duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	for any transaction from which the director derived an improper benefit; or

•
for an act or omission for which the liability of a director is expressly provided by an applicable statute, including unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law.

Our amended and restated certificate of incorporation also provides that if Delaware law is amended after the approval by our stockholders of the amended and restated certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law. In addition, our amended and restated bylaws provide that we are required to advance expenses to our directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in the amended and restated bylaws are not exclusive.

We have entered into indemnity agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and officer to the fullest extent permitted by Delaware law and our amended and restated certificate of incorporation and bylaws for expenses such as, among other things, attorneys' fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action by or in our right, arising out of the person's services as our director or executive officer or as the director or executive officer of any subsidiary of ours or any other company or enterprise to which the person provides services at our request. We also maintain directors' and officers' liability insurance.

Other Related Party Transactions

Charles T. Doyle, a member of our board of directors, is the chairman emeritus of the board of directors and a shareholder of Texas First Bank, a current customer of the Company. Our revenues from Texas First Bank were approximately $368,935, $409,410 and $493,393 in fiscal 2014, 2015 and 2016, respectively.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and footnotes set forth information with respect to the beneficial ownership of our common stock as of March 31, 2017 by:

•	each stockholder, or group of affiliated stockholders, who we know beneficially owns more than 5% of the outstanding shares of our common stock;

•	each of our named executive officers;

•	each of our current directors; and

•	all of our current directors and current executive officers as a group.

Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power.

Applicable percentage ownership in the following table is based on 40,930,042 shares of common stock outstanding as of March 31, 2017. Shares of common stock subject to options currently exercisable or exercisable within 60 days of March 31, 2017 or subject to RSUs which will vest within 60 days of March 31, 2017 are deemed to be outstanding for calculating the number and percentage of outstanding shares of the person holding such options, but are not deemed to be outstanding for calculating the percentage ownership of any other person. Beneficial ownership or voting power representing less than 1% is denoted with an asterisk (*).

Shares shown in the table below include shares held in the beneficial owner's name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner's account. Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over the shares listed, except for those jointly owned with that person's spouse.

Unless otherwise noted below, the address of each person listed on the table is c/o Q2 Holdings, Inc., 13785 Research Blvd., Suite 150, Austin, Texas 78750.

Name of Beneficial Owner	Number of Shares of Common Stock	Percentage of Common Stock Owned
5% Stockholders:
Entities affiliated with Wells Fargo & Company(1)	3,759,708	9.2%
R. H. "Hank" Seale, III and affiliated entities(2)	3,702,449	9.0%
Entities affiliated with Adams Street Partners(3)	3,442,199	8.4%
Entities affiliated with JPMorgan Chase & Co.(4)	2,510,311	6.1%
Times Square Capital Management, LLC(5)	2,079,903	5.1%

Named Executive Officers and Directors:
Matthew P. Flake(6)	819,555	2.0%
Odus E. Wittenburg, Jr.(7)	—	*
Jennifer N. Harris(8)	205,856	*
Adam D. Blue(9)	181,937	*
John E. Breeden(10)	104,034	*
R. H. "Hank" Seale, III(2)	3,702,449	9.0%
R. Lynn Atchison(11)	—	*
Michael M. Brown(12)	1,088,464	2.7%
Jeffrey T. Diehl(3)	3,442,199	8.4%
Charles T. Doyle(13)	176,153	*
Michael J. Maples, Sr.(14)	88,607	*
James R. Offerdahl(15)	54,741	*
Carl James Schaper(16)	91,547	*
All executive officers and directors as a group (14 persons)(17)	10,038,033	24.5%

(1)
Based on a Schedule 13G filed on January 27, 2017. Wells Fargo & Company has sole voting power with respect to 95,719 shares and sole dispositive power with respect to 95,719 shares. Such shares are held by Wells Fargo & Company and its wholly owned subsidiaries in a fiduciary capacity. The address of Wells Fargo & Company is 420 Montgomery Street, San Francisco, California 94163.

(2)
Represents 3,232,953 shares held by RHS Investments-I, L.P., 378,650 shares held by Mr. Seale, 21,737 shares held by Mrs. Seale, 50,000 shares held by The Seale Foundation, 583 shares issuable to Mr. Seale upon the exercise of options exercisable within 60 days of March 31, 2017. Seale, Inc. is the general partner of RHS Investments-I, L.P. Mr. Seale is the president of Seale, Inc. and has voting and dispositive power over the shares held by RHS Investments-I, L.P. Mr. Seale is the President of The Seale Foundation and has voting and dispositive power over the shares held by The Seale Foundation. Mr. Seale disclaims beneficial ownership of the shares held by The Seale Foundation, except to the extent of his pecuniary interest therein. Mr. Seale is Executive Chairman of our board of directors and served as our President until March 2008 and as our Chief Executive Officer until October 2013.

(3)
Represents 404 shares issuable to Jeffrey T. Diehl upon the exercise of options exercisable within 60 days of March 31, 2017, 1,068,616 shares held by Adams Street 2006 Direct Fund, L.P., or AS 2006, 1,206,764 shares held by Adams Street 2007 Direct Fund, L.P., or AS 2007, 404,299 shares held by Adams Street 2008 Direct Fund, L.P., or AS 2008, 349,690 shares held by Adams Street 2009 Direct Fund, L.P., or AS 2009, 198,644 shares held by Adams Street 2010 Direct Fund, L.P., or AS 2010, 159,589 shares held by Adams Street 2011 Direct Fund LP, or AS 2011, 9,287 shares held by Adams Street Partnership Fund - 2007 U.S. Fund, L.P. , or AS 2007 US, 11,913 shares held by Adams Street Partnership Fund - 2008 U.S. Fund, L.P., or AS 2008 US, 10,570 shares held by Adams Street Partnership Fund - 2009 U.S. Fund, L.P., or AS 2009 US, 7,437 shares held by Adams Street Partnership Fund - 2010 U.S. Fund, L.P., or AS 2010 US, and 1,658 shares held by Adams Street Partnership Fund - 2010 U.S. Fund - Series B, L.P., or AS 2010 US Series B. The shares owned by each of AS 2006, AS 2007, AS 2008, AS 2009, AS 2010, AS 2011, AS 2007 US, AS 2008 US, AS 2009 US, AS 2010 US, and AS 2010 US Series B may be deemed to be beneficially owned by Adams Street

Partners, LLC, the managing member of the general partner of each of AS 2006, AS 2007, AS 2008, AS 2009 and AS 2010, the managing member of the general partner of the general partner of AS 2011, and the general partner of AS 2007 US, AS 2008 US, AS 2009 US, AS 2010 US, and AS 2010 US Series B. Jeffrey T. Diehl is a partner of Adams Street Partners, LLC (or a subsidiary thereof), and may be deemed to share voting and dispositive power over the shares held by AS 2006, AS 2007, AS 2008, AS 2009, AS 2010, AS 2011, AS 2007 US, AS 2008 US, AS 2009 US, AS 2010 US, and AS 2010 US Series B. Mr. Diehl is a member of our board of directors. The address of each of AS 2006, AS 2007, AS 2008, AS 2009, AS 2010, AS 2011, AS 2007 US, AS 2008 US, AS 2009 US, AS 2010 US, and AS 2010 US Series B is One North Wacker Drive, Suite 2200, Chicago, Illinois 60606.

(4)
Based on a Schedule 13G filed on January 26, 2017. JPMorgan Chase & Co. has sole voting power with respect to 2,343,628 shares and sole dispositive power with respect to 2,510,311 shares. Such shares are held by JPMorgan Chase & Co. and its wholly owned subsidiaries in a fiduciary capacity. The address of JPMorgan Chase & Co. is 270 Park Ave, New York, New York 10017.

(5)
Based on a Schedule 13G/A filed on February 13, 2017. TimesSquare Capital Management, LLC has sole voting power with respect to 2,072,303 shares and sole dispositive power with respect to 2,079,903 shares. Such shares are held by TimesSquare Capital Management, LLC and its wholly owned subsidiaries in a fiduciary capacity. The address of TimesSquare Capital Management, LLC is 7 Times Square, 42nd Floor, New York, New York 10036.

(6)	Includes 57,626 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2017. Mr. Flake is our Chief Executive Officer and a member of our board of directors.

(7)	Mr. Wittenburg is our President.

(8)	Includes 4,082 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2017. Ms. Harris is our Chief Financial Officer.

(9)	Includes 15,792 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2017. Mr. Blue is our Executive Vice President and Chief Technology Officer.

(10)	Includes 12,371 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2017. Mr. Breeden is our Executive Vice President of Operations.

(11)	Ms. Atchison is a member of our board of directors.

(12)
Includes 404 shares issuable to Michael M. Brown upon the exercise of options exercisable within 60 days of March 31, 2017, 1,041,358 shares held by Battery Ventures IX, L.P., or Battery Ventures IX, and 10,411 shares held by Battery Investment Partners IX, LLC, or BIP IX. Mr. Brown is a managing member of the Battery Companies and may be deemed to share voting and dispositive power over the shares held by the Battery Ventures IX and BIP IX. Mr. Brown is a member of our board of directors.

(13)
Represents 150,000 shares held by Texas Independent Bancshares, Inc., 404 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2017. Mr. Doyle is the Chairman of the Board of Texas Independent Bancshares, Inc. and as such may be deemed to share voting and dispositive power over the shares held by Texas Independent Bancshares, Inc. Mr. Doyle disclaims beneficial ownership of the shares held by Texas Independent Bancshares, Inc., except to the extent of any pecuniary interest therein. Mr. Doyle is a member of our board of directors.

(14)	Includes 404 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2017. Mr. Maples is a member of our board of directors.

(15)	Includes 404 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2017. Mr. Offerdahl is a member of our board of directors.

(16)	Includes 7,162 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2017. Mr. Schaper is a member of our board of directors.

(17)	Includes 109,538 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2017.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC.  Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based solely on our review of such forms furnished to us, and written representations from certain reporting persons, other than the below noted exceptions, we believe that all filing requirements applicable to our executive officers, directors and greater-than-10% stockholders during the fiscal year ended December 31, 2016 were satisfied.

On February 25, 2016, Stephen C. Soukup filed a late Form 4 with respect to stock option exercises on February 22, 2016 and the sale of the shares received. On November 29, 2016, Stephen C. Soukup filed a late Form 4 with respect to a stock option exercise on November 22, 2016 and a related sale of a portion of the shares received to cover the exercise price for such exercise.

PROPOSAL NO. 3
ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, and Section 14A of the Exchange Act enable our stockholders to vote to approve, on an advisory or nonbinding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC's rules.
Our compensation committee and the board of directors believe that our executive compensation program, as described in the section titled "Compensation Discussion and Analysis," the compensation tables and the related narratives and other materials in this Proxy Statement reflects our philosophy of linking the compensation of our executive officers with our performance. Our compensation committee and our board of directors believe that the executive compensation program is reasonable and effective in that it aligns the interests of our executive officers with both the short-term and long-term interests of our stockholders.
This proposal gives you as a stockholder the opportunity to endorse or not endorse our executive compensation program through the following resolution:
"RESOLVED, that the compensation of our named executive officers, as described in the section titled "Compensation Discussion and Analysis," the compensation tables and the related narratives and other materials in this Proxy Statement is hereby approved."
Because this vote is advisory, it will not be binding upon our board of directors or our compensation committee. However, our compensation committee will carefully consider the outcome of the vote when determining future executive compensation arrangements. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.
Vote Required and Board of Directors Recommendation
The affirmative vote of a majority of the voting power of the shares present in person or by proxy and entitled to vote on the matter at the annual meeting is required for approval of this proposal. Abstentions will have the effect of a vote "against" this proposal. Broker non-votes will have no effect on the outcome of the vote.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 4
ADVISORY VOTE ON THE FREQUENCY OF HOLDING FUTURE ADVISORY VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Act (Section 14A of the Exchange Act) requires us to include an advisory vote on how frequently our stockholders wish us to hold the advisory vote to approve the compensation of our named executive officers such as Proposal No. 3 above. Stockholders may indicate whether they would prefer that we conduct future such advisory votes once every one, two, or three years, or abstain from voting.
The board of directors has determined that a Say-on-Pay vote that occurs annually is the most appropriate alternative for us and therefore the Board recommends that you vote in favor of conducting a Say-on-Pay vote annually.
Because this vote is advisory, it will not be binding upon our board of directors or our compensation committee, and our board of directors may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote to approve the compensation of our named executive officers more or less frequently than the option approved by our stockholders.
Vote Required and Board of Directors Recommendation
You may vote "1 YEAR," "2 YEARS" or "3 YEARS" on this proposal. The time period receiving the highest number of affirmative votes will be the recommendation to the board of directors. Abstentions and broker non-votes will have no effect on the outcome of the vote.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "1 YEAR" AS THE FREQUENCY FOR THE ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

STOCKHOLDER PROPOSALS OR NOMINATIONS TO BE PRESENTED AT NEXT ANNUAL MEETING

Pursuant to Rule 14a-8 under the Exchange Act, some stockholder proposals may be eligible for inclusion in our proxy statement for the 2018 annual meeting.  These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to the Corporate Secretary at our principal executive offices no later than the close of business on December 29, 2017 (120 days prior to the anniversary of this year's mailing date).  Failure to deliver a proposal in accordance with these procedures may result in it not being deemed timely received.

Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement.  Our nominating and corporate governance committee reviews all stockholder proposals and makes recommendations to the board for actions on such proposals.  For information on qualifications of director nominees considered by our nominating and corporate governance committee, see the "Corporate Governance—Director Nominations" section of this Proxy Statement.

In addition, our Bylaws provide that any stockholder intending to nominate a candidate for election to the board or to propose any business at our 2018 annual meeting, other than non-binding proposals presented pursuant to Rule 14a-8 under the Exchange Act, must give notice to the Corporate Secretary at our principal executive offices, not earlier than the close of business on the 120th day (February 8, 2018) nor later than the close of business on the 90th (March 10, 2018) day prior to the first anniversary of the date of the preceding year's annual meeting as first specified in the notice of meeting (without regard to any postponements or adjournments of such meeting after the notice was first given).  The notice must include the information specified in our Bylaws, including information concerning the nominee or proposal, as the case may be, and information concerning the proposing or nominating stockholder's ownership of and agreements related to our stock.  If the 2018 annual meeting is held more than 30 days before or after the first anniversary of the date of the 2017 annual meeting, the stockholder must submit notice of any such nomination and of any such proposal that is not made pursuant to Rule 14a-8 by the later of the 90th day prior to the 2018 annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made.  We will not entertain any proposals or nominations at the meeting that do not meet the requirements set forth in our Bylaws.  If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting under proxies that we solicit to vote in accordance with our best judgment on any stockholder proposal or nomination.  To make a submission or request a copy of our Bylaws, stockholders should contact our Corporate Secretary.  We strongly encourage stockholders to seek advice from knowledgeable counsel before submitting a proposal or a nomination.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the board of directors knows of no other business that will be conducted at the 2017 Annual Meeting of Stockholders other than as described in this proxy statement.  If any other matter or matters are properly brought before the meeting or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying proxy to vote the proxy on such matters in accordance with their best judgment.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Q2 stock but sharing the same address, we have adopted a procedure approved by the SEC called "householding." Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Proxy Statement and Annual Report and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our annual report and other proxy materials mailed to you, please submit a written request to our Corporate Secretary, Q2 Holdings, Inc., 13785 Research Boulevard, Suite 150, Austin, Texas 78750, or call our Investor Services at 512-439-3447, and we will promptly send you what you have requested. You can also contact our Corporate Secretary or Investor Services if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

By order of the board of directors

Barry G. Benton
Senior Vice President, General Counsel and Secretary

 April 28, 2017

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For All	Withhold All	For All Except
The Board of Directors recommends you vote FOR the following Class III directors:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

1. Election of Directors

Nominees

01 R. Lynn Atchison   02 Charles T. Doyle   03 Carl James Schaper

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2 To ratify the appointment of Ernst & Young, LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2017	☐	☐	☐
3 Advisory vote to approve the compensation of our named executive officers	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:	1 year	2 years	3 years	Abstain
4 Frequency of future advisory votes on the compensation of our named executive officers	☐	☐	☐	☐

NOTE: If any other business properly comes before the meeting or any adjournment thereof, the persons named as proxies will vote in their discretion.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]   Date   Signature (Joint Owners)   Date

0000335538_1 R1.0.1.15

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com

Q2 HOLDINGS, INC.
Annual Meeting of Stockholders
June 8, 2017 11:00 a.m. Central Time
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Matthew P. Flake, Jennifer N. Harris and Barry G. Benton or any of them, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Q2 HOLDINGS, INC. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 a.m. (central time) on June 8, 2017, at 13785 Research Boulevard, Suite 150, Austin, Texas 78750, and any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000335538_2 R1.0.1.15